Exhibit 10.10
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT NAVAN, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT
among
NAVAN, INC.,
REED & MACKAY TRAVEL INC.,
as U.S. Borrowers,
REED & MACKAY TRAVEL LIMITED,
as U.K. Borrower,
THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
CITIBANK, N.A.,
as Agent, Sole Bookrunner and as Lead Arranger

Dated as of March 14, 2025

TABLE OF CONTENTS

	Page

SECTION 12.31	Acknowledgement Regarding any Supported QFCs	153
SECTION 12.32	Acceptable Intercreditor Agreement	154

Schedules:

Schedule 6.1(a)	Jurisdictions; Tax Identification Numbers and Organizational Identification
Numbers
Schedule 6.1(b)	Locations of Collateral and Real Property
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(k)	Legal and Trade Names
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(v)	ERISA Plans
Schedule 6.1(w)	Intellectual Property
Schedule 6.1(gg)	Sanctions
Schedule 7.22	Post-Closing Covenants
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.2	Contingent Obligations
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.23	Affiliate Transactions

Annexes:

Annex A	Lenders and Commitments

Exhibits:

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Continuation/Conversion
Exhibit D	Form of Letter of Credit Request
Exhibit E	[Reserved]
Exhibit F	Form of Financial Condition Certificate
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Borrowing Base Certificate
Exhibit J-1	Form of Assignment and Acceptance
Exhibit J-2	Form of Borrower Joinder Agreement
Exhibits K-1 to K-4	Form of U.S. Tax Compliance Certificates
Exhibit L	Form of Notice of Additional Guarantor

CREDIT AGREEMENT
This CREDIT AGREEMENT, is entered into as of March 14, 2025, by and among (i) NAVAN, INC., a Delaware corporation (“Navan”), (ii) REED & MACKAY TRAVEL INC., a Delaware corporation (“R&M US”; and together with Navan and certain other entities incorporated under the laws of the U.S. joined from time to time hereto as a U.S. Borrower, individually, a “U.S. Borrower” and collectively, the “U.S. Borrowers”), (iii) REED & MACKAY TRAVEL LIMITED, a company incorporated under the laws of England with registration number 00963087, having its registered address at Nexus Place, 25 Farringdon Street, London, EC4A 4AF (“R&M UK”; and together with certain entities incorporated under the laws of England and Wales joined from time to time hereto as a U.K. Borrower, individually, a “U.K. Borrower” and collectively, the “U.K. Borrowers”), (iv) those additional Persons that are joined as a party hereto as U.S. Borrowers or U.K. Borrowers by executing the form of Joinder attached hereto as Exhibit J-2 (together with U.S. Borrowers and U.K. Borrowers, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (v) each of the lenders identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”), and (vi) CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent and security trustee on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).
W I T N E S S E T H :
WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and other extensions of credit to Borrowers consisting of a revolving credit line in an amount of up to $100,000,000 and have requested that Citibank act as Agent in connection with such credit extensions;
NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrowers, the Lenders, Agent and each intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC (including, without limitation, Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Inventory, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Intercreditor Agreement” means a “split lien” intercreditor agreement entered into between Agent and Term Loan Agent with respect to the Term Loan Facility, dated as of the Closing date.
“Account Debtor Approved Countries” means (a) the United States, (b) Canada, and (c) the United Kingdom (England, Wales, Scotland and Northern Ireland), (d) any member state of the European Union as of April 30, 2004, (e) Norway, (f) Switzerland, (g) Singapore and (h) Australia, in each case, together with any state or province or territory thereof (as applicable); provided, that Agent may, in its Permitted Discretion upon at least 60 days’ notice and as a condition to such jurisdiction remaining an Account Debtor Approved Country, require that a Borrower provides local law security documentation in respect of Accounts of Account Debtors organized outside of the jurisdiction of organization or incorporation of such Borrower to ensure that the Agent has a duly perfected and enforceable Lien under the applicable law of such jurisdiction.
“Acquisition” means (i) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (ii) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.
“Additional Lender” has the meaning set forth in Section 2.16.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Advance” means amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of Borrowers pursuant to Section 2.1 hereof on the occasion of any borrowing and which are of the same initial Type and which have the same initial Interest Period, as applicable, and “Advances” means more than one Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 10% or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each other Borrower, (ii) each Guarantor and (iii) all Subsidiaries.
“Agent” has the meaning specified in the preamble to this Agreement.
“Agent’s Payment Account” means an account at the Bank designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrower Agent as the “Agent’s Payment Account”.
“Aggregate Revolving Credit Commitment” means $100,000,000, as such amount may be decreased by the amount of any permanent reductions in the Revolving Credit Commitments made in accordance with Section 2.5, and increased by the amount of any Incremental Revolving Credit Commitments established in accordance with Section 2.16, which amount is the aggregate amount of the Revolving Credit Commitments of the Lenders.
“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Airline Unbilled Receivables” means Receivables owed by airlines and Sabre Corporation which are billed by a Borrower on a quarterly basis and have a history of reasonably prompt payment of such Receivables in the ordinary course of business.
“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any interest rate floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that, (i) OID and upfront fees shall be equated to interest rates assuming a four year life to maturity and (ii) “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees or similar fees that are not paid generally to all Lenders providing the relevant Indebtedness.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations, or rules, in any jurisdiction in which a Borrower or any of its respective Subsidiaries is located or is doing business, that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended by the PATRIOT Act.
“Applicable Margin” means, as of any date of determination (a) 1.50% with respect to Base Rate Advances and (b) 2.50% with respect to SOFR Rate Advances.
“Applicable Time Zone” means New York time.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit J-1.
“Auditors” means a nationally recognized firm of independent public accountants selected by Borrower Agent and reasonably satisfactory to Agent.
“Available Currency” means Dollars.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means Citibank, so long as Citibank is Agent and, if Citibank ceases to be Agent, then, “Bank” means a bank designated by the Required Lenders as the “Bank” for purposes hereof.
“Bank Levy” means any amount payable by any Recipient or any of its Affiliates on the basis of or in relation to:
(a)    its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including the United Kingdom bank levy as set out in the United Kingdom Finance Act 2011, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French Code Général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut)), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012 and/or any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose;
(b)    any bank surcharge or banking corporation tax surcharge as set out in Chapter 4 of Part 7A of the United Kingdom Corporation Tax Act 2010 and any other surcharge or tax of a similar nature implemented in any other jurisdiction; or
(c)    any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011) or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014.
in each case to which a Recipient or any of its Affiliates is subject as at the date of this Agreement or in relation to any entity that becomes a Recipient after the date of this Agreement, any similar levy or tax imposed by any jurisdiction, in each case to which that Recipient or any of its Affiliates is subject as at the date on which that Recipient becomes a Recipient.
“Bank Product Agreements” means any agreements entered into from time to time by any Borrower or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means Indebtedness and other obligations of any Borrower or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided, that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations”, the applicable Bank Product Provider and Borrower Agent must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is Agent or one of its Affiliates.
“Bank Product” means any of the following products, services or facilities extended to any Borrower or any of its Subsidiaries by a Bank Product Provider: (i) Cash Management Services; (ii) products under Hedging Agreements; (iii) supply chain financing; (iv) leases; and (v) other banking products or services as may be requested by any Borrower or one of its Subsidiaries, other than Letters of Credit.
“Bank Product Provider” means (a) any Person that, at the time of entering into the applicable Bank Product Agreement, is Agent, any Lender or any of their respective Affiliates and (b) a Person that was Agent, any Lender or any of their respective Affiliates on the Closing Date if the applicable Bank Product Agreement was entered into prior to such date (in each case of clauses (a) and (b), even if such Person ceases to be Agent or a Lender or such Person’s Affiliate has ceased to be Agent or a Lender); provided that no such Person (other than Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and Borrower Agent shall have each provided written notice to Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time by such Lender (or Affiliate, as the case may be) and Borrower Agent by delivering written notice to Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time.
“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion (based upon Agent’s and the Bank Product Providers’ reasonable determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations in respect of Bank Products (including, for the avoidance of doubt, Cash Management Services), then provided or outstanding.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.
“Base Rate” means, for any period, a fluctuating interest rate per annum at all times equal to the greatest of: (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate, and (iii) Adjusted Term SOFR for a one month Interest Period plus 1.00% per annum. If, for any reason, Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain Adjusted Term SOFR, for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (iii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or Adjusted Term SOFR shall be effective on the effective date of such change in the Prime Rate or Adjusted Term SOFR, respectively, automatically and without notice to any Person. Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than 1.00%, then the Base Rate shall be deemed to be 1.00%.
“Base Rate Advance” means an Advance made in Dollars that bears interest as provided in Section 4.1(a).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current

Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.10(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.10.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Account” and “Blocked Accounts” have the respective meanings specified in Section 2.7(c).
“Borrower Agent” means Navan.
“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.
“Borrowing” has the meaning specified in Section 2.3(a).
“Borrowing Base” means the sum of the (a) U.S. Borrowing Base and (b) U.K. Borrowing Base.
“Borrowing Base Certificate” has the meaning specified in Section 7.10(e).
“Borrowing Date” means the date on which a Borrowing is obtained.
“Business Day” means (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, (b) relative to the date of (i) continuing an Advance as, or converting an Advance to, a SOFR Rate Advance, (ii) making any payment or prepayment of principal of or payment of interest on a SOFR Rate Advance, or (iii) the undersigned giving any notice (or the number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in (b)(i) or (b)(ii), any day of the year on which banks are not required or authorized to close in New York, New York, and excluding a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities,.
“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, income statements, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions, which (a) as of the Closing Date, covers a three-year period with the initial year prepared on a quarterly basis and (b) for business plans delivered after the Closing Date, covers a period through the date specified in clause (i) of the definition of Termination Date, and, in each case, which is prepared on a quarterly basis for the initial fiscal year reflected therein and on an annual basis thereafter.
“British Pounds” and the sign “£” mean the lawful currency of the United Kingdom.
“Capital Expenditures” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness in accordance with GAAP.
“Cash Dominion Period” means the period (i) commencing on the date that (A) any Event of Default occurs or (B)  Excess Availability is less than the greater of (x) 10% of the Line Cap and (y) $5,000,000, in each case, for five (5) consecutive Business Days, and (ii) continuing until a period of thirty (30) consecutive days has elapsed during which at all times (A) no Event of Default shall exist and (B)  Excess Availability has equaled or exceeded the greater of (x) 10% of the Line Cap and (y) $5,000,000 on each day in such period.
“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds that comply with the criteria set forth in SEC rule 2a-7 under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.
“Cash Management Services” means any one or more of the following types of services or facilities: (i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (including CRR), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means that:
(i)    prior to a Qualified IPO, the Permitted Holders shall cease to collectively own or control, in the aggregate, directly or indirectly, Equity Interests of Navan, representing thirty-five percent (35%) or more of the combined voting power of Navan’s then outstanding Equity Interests (on a fully diluted basis);
(ii)    any Loan Party ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding Equity Interests of any other Loan Party;
(iii)    after a Qualified IPO, any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than one or more Permitted Holders acquires beneficial ownership (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Equity Interests of Navan, representing fifty percent (50%) or more of the combined voting power of Navan’s then outstanding Equity Interests (on a fully diluted basis);
(iv)    a majority of the members of the Governing Body of Navan do not constitute Continuing Directors; and
(v)    a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness (other than a Warehouse Facility) to which any Loan Party is a party, shall have occurred and in connection with which the Material Indebtedness becomes due and payable (or may be declared due and payable) under such agreement.
As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934. For the avoidance of doubt, a Qualified IPO shall not constitute a Change of Control.
“Change of Tax Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender under this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority.
“Citibank” has the meaning specified in the preamble to this Agreement.
“Claims” has the meaning specified in Section 12.4(a).
“Closing Date” means the date on each of the conditions precedent set forth in Section 5.1 either have been satisfied or have been waived.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents. Notwithstanding the foregoing, “Collateral” shall not include any Excluded Property, provided that such exclusion shall not apply to any all asset English law floating charge granted to the Agent by a UK Loan Party.
“Collateral Access Agreements” means a landlord waiver, mortgagee waiver, bailee letter, or similar acknowledgment of any lessor, warehouseman, armored car service or processor in possession of any Collateral or on whose property any Collateral is located in form and substance reasonably satisfactory to Agent.
“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 105% of the undrawn amount of such Letter of Credit or, if Agent and the applicable Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and such Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 105% of the amount of such Bank Product Obligation as reasonably determined by Agent and the applicable Bank Product Provider to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and the applicable Bank Product Provider.
“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Loan Parties and any other payments received by the Loan Parties with respect to any Receivables that constitute Collateral.
“Commitments” means, collectively, the Revolving Credit Commitments and any other commitments that the Lenders may from time to time make to Borrowers pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Product Obligations).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder.
“Compliance Certificate” has the meaning specified in Section 7.10(d).
“Concentration Account” means an account of the Borrower maintained with the Bank, as account bank and controlled by Agent pursuant to a Control Agreement into which funds are deposited from time to time (including funds from the Lockbox Accounts).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, the ratio of (i) the sum of (A) EBITDA for such period, minus (B) all Unfinanced Capital Expenditures paid or payable (including capitalized software expenses), minus (C) all dividends, redemptions, repurchases or other distributions paid or payable, without duplication, in cash during such period, minus (D) all cash Tax Expense paid or payable, without duplication, during such period, to (ii) the sum of (A) all principal amounts of Indebtedness (including payments in respect of Capital Leases) paid or payable, without duplication, during such period, plus (B) all cash Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or the Lenders) paid or payable, without duplication, during such period.
“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.
“Continuation” has the meaning specified in Section 2.3(b).
“Continuing Director” means (a) any member of the Governing Body who was a director of Navan on the Closing Date, and (b) any individual who becomes a member of the Governing Body after the Closing Date if such individual was approved, appointed or nominated for election to the Governing Body by either the members or a majority of the Continuing Directors.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” means, with respect to any deposit account, securities account or commodity account, an agreement, in form and substance reasonably satisfactory to Agent and the Loan Party maintaining such account, among Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent and which may, in the case of any such account domiciled in the United Kingdom include a notice to and acknowledgement from the relevant account bank.
“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(c).
“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Equity Interests.

“Convertible Securities Agreement” means those certain notes issued by Navan to Greenoaks Capital MS LP – Archie Goodwin Series, Greenoaks Capital Opportunities Fund III LP, Hyde Park I, LLC, Seneca Lake I-B, LLC under those certain Convertible Security agreements dated June 10, 2020, as amended from time to time, in an aggregate principal amount of $125,000,000 (excluding interest).
“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w); (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.
“Covenant Transition Date” means the last day of the Fiscal Quarter for which the Borrowers have delivered a Compliance Certificate in compliance herewith, reflecting that for such period and the immediately prior consecutive fiscal quarter, Borrowers have achieved a Consolidated Fixed Charge Coverage Ratio of at least 1:00 to 1:00, measured quarterly as of the last day of each fiscal quarter, on a trailing four (4) Fiscal Quarter basis.
“Covenant Testing Period” means a period (i) commencing on the last day of the Fiscal Quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers were required to deliver to Agent quarterly or annual Financial Statements pursuant to the terms of this Agreement, and (ii) continuing until a period of thirty (30) consecutive days has elapsed from the date of the occurrence of such Covenant Trigger Event during which period at all times Excess Availability has equaled or exceeded the greater of (A) $5,000,000 and (B) 10% of the Line Cap.
“Covenant Trigger Event” means the occurrence at any time of the failure of the Borrowers to have Excess Availability in an amount of at least the greater of (a) $5,000,000 and (b) 10% of the Line Cap.
“COVID French Loans” means that certain indebtedness (i) due to Credit Du Nord pursuant to that certain Covid Loan Agreement by and between Reed & Mackay France SAS (d/b/a Frequent Flyer Travel Paris) (“R&M France”) and Credit Du Nord, dated as of March 23, 2020 and (ii) due to Caisse D'Epargne pursuant to that certain Covid Loan Agreement by and between R&M France and Caisse D'Epargne, dated as of June 18, 2021.
“COVID Netherlands Loan” means that certain indebtedness due to Noodmaatregel Overburgging Wekgelegeneid (“NOW”) pursuant to the Tijdelijke Noodmaatregel Overbrugging voor behoud van Werkgelegenheid Program Agreements No.1-4, issued by NOW to Navan Netherlands BV (f/k/a TripActions BV) and Navan Netherlands Labs BV (f/k/a TripActions Labs BV).
“CRR” means either CRR-EU or, as the context may require, CRR-UK.
“CRR-EU” means (a) regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and (b) regulation 648/2012 of the European Union and all delegated and implementing regulations supplementing those Regulations.

“CRR-UK” means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020) and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019 and as further amended from time to time.
“Daily Simple SOFR” means, for any day, SOFR Index, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Data Protection Laws” means any and all applicable national/federal or state/provincial data protection and privacy laws and regulations covering the processing of Personal Information, including but not limited to U.S. federal and state laws, the EU General Data Protection Regulation (“GDPR”), any national implementing laws of the GDPR, and the e-Privacy Directive 2002/58/EC.
“Default” means any event, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Letter of Credit Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower Agent, Agent or any Letter of Credit Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or the Borrower Agent, to confirm in writing to Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through

(d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower Agent, each Letter of Credit Issuer, the Swingline Lender and each Lender.
“Designated Jurisdiction” means a country or territory that is the target of broad, country-wide or territory-wide Sanctions, which countries and territories, as of the date hereof, are Crimea, Cuba, Iran, North Korea, Syria, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic, Kerhson and Zaporizhzhia regions (and such other regions) of Ukraine over which any Sanctions authority imposes comprehensive Sanctions).
“Discretionary Guarantor” means any wholly-owned Subsidiary of the Borrowers organized or incorporated under the laws of Canada (or any province or territory therein), the United Kingdom and any other jurisdiction approved in writing by the Agent which the Borrowers elect to add as a Subsidiary Guarantor hereunder pursuant to and in accordance with Section 2.18.
“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reductions to Borrowers’ Receivables, including bad debt write-downs (solely to the extent such bad debt write downs are not covered by Satisfactory Credit Support), discounts, volume rebates, credits, or other dilutive items during the most recently ended period of twelve (12) fiscal months, divided by (b) Borrowers’ billings with respect to Receivables during such period.
“Dilution Reserve” means, a reserve equal to 1.00% of the Value of Eligible Receivables for each percentage point (or portion thereof) that Dilution exceeds 2.50%..
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof, in whole or in part, (iii) provide for the scheduled payments of dividends in cash, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Termination Date.
“Disqualified Institution” means, on any date, (i) any Person designated by Borrower Agent as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof, (ii) those Persons who are direct competitors of Borrowers identified in writing by Borrower Agent to Agent from time to time, subject to the written consent of Agent, (iii) on no more than one occasion in any calendar year, one or more Persons designated by Borrower Agent as a “Disqualified Institution” by written notice delivered to Agent following the Closing Date, subject to the written consent of Agent, (iv) in the case of the foregoing clauses (i)-(iii), such Persons respective Affiliates (to the extent reasonably identifiable on the basis of name), other than Affiliates that constitute bona fide diversified debt funds primarily investing in performing loans; provided that in connection with any assignment or participation, the assignee or participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of a Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition; provided further that the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Institution at the time of the applicable allocation, assignment or participation, as the case may be. Notwithstanding the foregoing, “Disqualified Institutions” shall exclude (x) any Lender as of the Closing Date and any Affiliate or Approved Fund thereof from time to time and (y) any Person that Borrower Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time. Upon inquiry by any Lender to Agent, Agent shall be permitted to provide the list of Disqualified Institutions under clauses (i), (ii) and (iii) above to such Lender.
“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP, without duplication, (i) Net Income for such period, plus, in each case of clauses (ii) through (xi), to the extent deducted in calculating Consolidated Net Income for such period, (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such Net Income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus (iv) Tax Expense paid or accrued during such period, without duplication, plus (v) depreciation of capitalized software plus (vi) equity and other stock based compensation, plus (vii) one-time, non-recurring, unusual or infrequent losses or expenses, charges, costs, accruals and reserves and any other losses or expenses, charges, costs, accruals and reserves not in the ordinary course of business, plus (viii) all other non-cash charges acceptable to Agent determined on a consolidated basis in accordance with GAAP, in each case for such period, (ix) expenses, charges and costs incurred in connection with the consummation of this Agreement and the transactions occurring substantially simultaneously therewith prior to the Closing Date, plus (x) expenses incurred in connection with a Qualified IPO, plus (xi) following a Qualified IPO, expenses in connection with the reporting required of a public company and other Public Company Costs, less, in each case to the extent including in determining Consolidated Net Income for such period, minus (xii) the amount of all extraordinary unusual, non-recurring or infrequent gains (or plus the amount of all extraordinary, unusual, non-recurring or infrequent non-cash losses, expenses or accruals realized during such period) that is included in the calculation of Net Income for such period, minus (xiii) all cash payments made during such period on account of non-cash charges added to Net Income pursuant to clause (viii) during such period or a previous period, minus (xiv) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition; provided that, for purposes of calculating compliance with the financial covenants set forth in Article 9, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, EBITDA shall be calculated on a pro forma basis with respect to such Person, business, property or assets so acquired or disposed.
“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) any Approved Fund; (iii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iv) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (v) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, that (A) no Loan Party or any of Affiliate of a Loan Party shall qualify as an Eligible Assignee, (B) neither a natural person nor a Defaulting Lender shall qualify as an Eligible Assignee, (C) each Eligible Assignee under clauses (iii) through (v) hereof shall be reasonably acceptable to and subject to the prior written consent of Agent, (D) no Disqualified Institution shall qualify as an Eligible Assignee, unless an Event of Default pursuant to clauses (a) or (d) of Section 10.1 has occurred and is continuing and (E) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.
“Eligible Investment Grade Receivables” means Eligible Receivables owing from any Account Debtor so long as such Account Debtor maintains a credit rating of at least BBB- or higher by S&P or Baa3 or higher by Moody’s.
“Eligible Receivables” means those Receivables created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Without limiting the foregoing, to qualify as an Eligible Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. Any Receivables meeting the foregoing criteria shall be deemed Eligible Receivables but only as long as such Receivable is not included within any of the following categories, in which case such Receivable shall not constitute an Eligible Receivable:
(a)    Receivables which do not constitute an Account;

(b)    Receivables (including those subject to Satisfactory Credit Support) which are unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date, other than any such Receivable that is subject to Satisfactory Credit Support (in which case such receivables shall not be unpaid for more than 150 days after the original invoice date), so long as the Borrowers make a claim under the applicable Satisfactory Credit Support on a timely basis;
(c)    Receivables with respect to which 50% or more of the Receivables owing by the Account Debtor are not Eligible Receivables under the foregoing clause (b);
(d)    with respect to:
(i)    Receivables owing by Serco Group PLC and its Affiliates, when aggregated with other Receivables owing by such Account Debtor and its Affiliates, it exceeds 40% of the aggregate Receivables (or such other percentage as Agent may establish for the Account Debtor from time to time);
(ii)    Receivables owing by all other Account Debtors and their Affiliates (other than those Account Debtors and its Affiliates set forth in clause (i) above), when aggregated with the other Receivables owing by such Account Debtor and its Affiliates, it exceeds (i) 30% of the aggregate Receivables with respect to Eligible Investment Grade Receivable and (ii) 25% of the aggregate Receivables with respect to all other Receivables (or, in each case, such other percentage as Agent may establish for the Account Debtor from time to time);
(e)    Receivables which are owing by a creditor or supplier, or are otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof)
(f)    Receivables with respect to which a Borrower does not have good, and valid title, free and clear of any Lien (other than Permitted Liens);
(g)    Receivables that are not subject to a first priority security interest in favor of Agent;
(h)    Receivables due from an Account Debtor which is the subject of any bankruptcy or Insolvency Event or to the knowledge of the Borrower the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, is a Sanctioned Person or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
(i)    [Reserved];
(j)    Receivables which are owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;
(k)    Receivables which respect to which the goods giving rise to such Receivable have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(l)    Receivables which respect to which payment has been extended or the Account Debtor has made a partial payment;
(m)    Receivables which arise from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n)    Receivables which represent a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;
(o)    Receivables which include a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
(p)    Receivables which are not a valid, legally enforceable obligation of the applicable Account Debtor with respect thereto, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(q)    Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Receivables;
(r)    Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of Agent and, to the extent necessary or appropriate, endorsed to Agent;
(s)    [reserved];
(t)    if such Receivable is owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, and a field examination with respect to such Receivables, in each case, satisfactory to Agent in its Permitted Discretion, has not been completed; or
(u)    Expense Receivables.
“Eligible Receivables (Credit Supported)” means Eligible Receivables (other than Eligible Receivables (Other) or Eligible Receivables (Foreign)) owing to a Borrower which, at the time of determination, are fully supported by Satisfactory Credit Support.
“Eligible Receivables (Foreign)” means Eligible Receivables (other than Eligible Receivables (Credit Supported)) owing to a Borrower which, at the time of determination, is owed by an Account Debtor which is organized or has its principal offices or assets outside of an Account Debtor Approved Country.
“Eligible Receivables (Other)” means Eligible Receivables (other than Eligible Receivables (Credit Supported)) owing to a Borrower which, at the time of determination, is owed by an Account Debtor which is organized or has its principal offices or assets inside of an Account Debtor Approved Country.
“Eligible Unbilled Receivables” means Receivables consisting of accrued but unbilled Receivables of a Borrower which, once billed, will become an Eligible Receivable; provided, that such accrued and unbilled Receivables shall not be eligible if they remain unbilled for more than (x) 30 days after the underlying services have been rendered to the applicable Account Debtor with respect to such Receivables other than Airline Unbilled Receivables and (y) 90 days after the underlying services have been rendered to the applicable Account Debtor with respect to such Receivables consisting of Airline Unbilled Receivables.
“Eligible Unbilled Receivables (Foreign)” means Eligible Unbilled Receivables owing to a Borrower which, at the time of determination, is owed by an Account Debtor which is organized or has its principal offices or assets outside of an Account Debtor Approved Country.
“Entity” means, for each Loan Party (other than an individual), means its status, as applicable, as any type of corporation, limited liability company, limited partnership or any similarly organized legal entity.
“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.
“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.
“Environmental Laws” means all federal, state and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation, assessment or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equity Interests” means (i) in the case of a limited liability company or a cooperative corporation, its membership interests, (ii) in the case of any other type of corporation, its capital stock and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing

Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any Convertible Securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.
“ERISA Affiliate” means any entity that, together with a Loan Party is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party could be liable under the Code or ERISA.
“Erroneous Payment” has the meaning specified in Section 11.14(a)
“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 11.14(d).
“Erroneous Payment Impacted Class” has the meaning specified in Section 11.14(d).
“Erroneous Payment Return Deficiency” has the meaning specified in Section 11.14(d).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro and the sign “€”‘ means the lawful currency of the Participating Member States.
“Event of Default” means the occurrence of any of the events specified in Section 10.1.
“Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the Line Cap, exceeds (ii) the sum on such date of (A) the aggregate principal amount of all Revolving Credit Loans (inclusive of Swingline Loans) then outstanding, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit issued at the request of Borrowers then outstanding.
“Excess Cash Burn” means for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, the sum of (a) EBITDA for such period, minus (b) all Unfinanced Capital Expenditures paid or payable (including capitalized software expenses), minus (c) all scheduled principal payments on long-term Indebtedness (including payments in respect of Capital Leases) paid or payable, minus (d) all cash Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or the Lenders) paid or payable, without duplication, during such period, minus (e) all cash Tax Expense paid or payable, without duplication, during such period, minus (f) all dividends, redemptions, repurchases or other distributions paid or payable, without duplication, in cash during such period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means each Deposit Account of a Loan Party (i) which is used exclusively for the purposes of the payment of payroll, payroll taxes, employee benefits, withholding or fiduciary deposits, (ii) in which the average daily balance over the most recently ended thirty (30) day period of $500,000 or less individually or $1,000,000 or less in the aggregate for all such accounts, (iii) which is used exclusively to hold funds in trust for third parties and of which such Loan Party is not the beneficiary, (iv) which is used as a servicing account for the purpose of receiving and remitting collections on Permitted Receivables Assets owned by an SPV Entity or third-party under any Warehouse Facility or (v) reserve, cash collateral or similar deposit or securities accounts, in each case if required under any bank partnership or card issuance arrangements.
“Excluded Property” means (i)  any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Sections 1(c) and 1(d) of said Act has been filed in, and accepted by, the United States Patent and Trademark Office; (ii) any rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusions of this clause (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization or license agreement (including any Receivables), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization or license agreement); (iii) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interest is pledged in respect of indebtedness which has been acquired in connection with such acquisition (and was permitted to be so acquired) and such pledge constitutes a Permitted Lien; (iv) all leasehold Real Property interests; (v) all fee simple Real Property; (vi) motor vehicles and other assets subject to certificates of title; (vii) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees (viii) any zero-balance account of any Loan Party so long as such account sweeps daily to a Blocked Account, (ix) options to purchase or sell real or personal property, (x) (A) Equity Interests in any SPV Entity, to the extent that the provider of a Warehouse Facility requires a pledge of the Equity Interests of such SPV Entity under such Warehouse Facility and (B) the Equity Interests of Liquid Labs, solely to the extent the creation of a security interest therein would result in a Change of Control (as defined in the Warehouse Facility) or would otherwise be prohibited under the Warehouse Facility; (xi) Equity Interests of any Excluded Subsidiary; (xii) any special purpose securitization vehicle (or similar entity), (xiii) Equity Interests of any Subsidiary of any Borrower that is a CFC or FSHCO (other than Equity Interests representing up to 65% of the total outstanding voting Equity Interests of any direct subsidiary of a Borrower that is a CFC or FSHCO (as applicable)), (xiv) Equity Interests related to Permitted Corporate Ventures and (xv) other goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets which are deemed to be “Excluded Property” if the Agent and the Borrower Agent agree in writing that the cost or other consequences of obtaining or perfecting a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets is excessive in relation to either the value of such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets as Collateral or to the benefit of the Lenders of the security afforded thereby.
“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.31). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Subsidiary” means (i) any SPV Entity, (ii) any Subsidiary that is an Immaterial Subsidiary, (iii) any Subsidiary formed for the primary purpose of holding a government or third party license or (iv) any Subsidiary that is organized in a jurisdiction outside of the United States, Canada, or England & Wales; provided that Discretionary Guarantors shall in no event be an Excluded Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender (other than a Lender in respect of an advance to a U.K. Borrower), withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.12(h), (iv) any U.S. federal withholding Taxes imposed under FATCA, (v) in respect of an advance to a U.K. Borrower, any U.K. Excluded Taxes; (vi) any Bank Levy or any payment attributable to or liability arising as a consequence of any Bank Levy, and (vii) any VAT (in respect of which Section 4.13(b) shall apply).
“Existing Letter of Credit” means (i) certain Letter of Credit No. SVBFS000878, in the aggregate amount of $2,536,824.18, issued by Silicon Valley Bank, (ii) certain Letter of Credit No. 69629124, in the aggregate amount of $804,555, issued by Citibank, (iii) certain Letter of Credit No. 69629399, in the aggregate amount of $1,158,525, issued by Citibank, and (iv) certain Letter of Credit No. 69628471, in the aggregate amount of $500,000, issued by Citibank.

“Expense Receivables” means Receivables generated by the use of Navan’s “expense services” (as defined in their Terms of Service), including but not limited to, cards, manual reimbursements and fees.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent. Notwithstanding anything in this Agreement to the contrary, if the Federal Funds Rate determined as provided above would be less than 0.00%, then the Federal Funds Rate shall be deemed to be 0.00%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.
“Fee Letter” means the fee letter dated as of December 12, 2024 between the Borrower Agent and Agent.
“Financial Covenant” means the covenant set forth in ARTICLE IX.
“Financial Statements” means, with respect to the Loan Parties and their Subsidiaries, the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, of the Loan Parties and their Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements, statements of cash flow and statements of changes in intercompany accounts set forth in the Business Plan for the same year-to-date and month periods and (ii) the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts for the same year-to-date and month periods of the immediately preceding year.
“Fiscal Quarter” means each fiscal quarter of the Borrower Agent ending on April 30, July 31, October 31, and January 31 of each year.
“Fiscal Year” means each fiscal year of the Borrower Agent ending on January 31 of each year.
“FSHCO” means any Subsidiary all or substantially all of the assets of which consist of Equity Interests of (or loans to) one or more CFCs and de minimis amounts of cash and cash equivalents.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means, any employee benefit plan or arrangement maintained or contributed to by any Borrower or any Subsidiary of a Borrower that is not subject to the laws of the United States, other than a plan or arrangement sponsored or maintained by a Governmental Authority.
“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of reimbursement obligations with respect to Letters of Credit issued by such Letter of Credit Issuer other than such reimbursement obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.
“Governing Body” means (i) in the case of a corporation, its board of directors, a committee of the board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.
“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.
“Guarantors” means (a) each Borrower, as to the other Borrowers, and (b) each other Person that guarantees, in each case, in whole or in part, the Obligations on the Closing Date or at any time thereafter (including any Discretionary Guarantors); provided that, no Excluded Subsidiary shall be required to become a Guarantor.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.
“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.
“Historical Financials” shall have the meaning set forth in Section 5.1(a)(x).
“Immaterial Subsidiaries” means, as of any date of determination, any Subsidiary of a Borrower that has been designated in writing to the Agent as such and that does not, at any date of determination, have revenue or assets (each as determined in accordance with GAAP) in an amount greater than 5.0% of the amount of either (i) consolidated revenue and (ii) consolidated assets (as determined in accordance with GAAP) of the Borrowers and their Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets, in each case, as set forth on the most recent financial statements delivered pursuant to Section 7.10(a) or (b). In no event shall Immaterial Subsidiaries in the aggregate constitute more than 10% of consolidated revenue or 12.5% of consolidated assets (as determined in accordance with GAAP) of the Borrowers and their Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets, in each case, as set forth on the most recent financial statements delivered pursuant to Section 7.10(a) or (b).
“Increased Reporting Event” means if at any time Excess Availability is less than the greater of (1) 12.5% of Line Cap, and (2) $6,000,000.
“Increased Reporting Period” means the period (i) commencing on the date of (a) the occurrence of an Event of Default or (b) the occurrence of an Increased Reporting Event and (ii) continuing until a period of 30 consecutive days has elapsed during which at all times (a) no Event of Default shall exist and (b) no Increased Reporting Event has occurred.
“Increasing Lenders” shall have the meaning set forth in Section 2.16.
“Incremental Revolving Credit Commitments” shall have the meaning set forth in Section 2.16.
“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, in each case, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property),

(vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Party” has the meaning specified in Section 12.4(a).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, (vi) an involuntary proceeding is commenced against such Person under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code and, solely for the purposes of Section 10.1 hereof (and not any other provision hereof) any of the following events occur: (A) such Person consents to the institution of such proceeding against it, (B) the petition commencing the proceeding is not timely controverted, (C) the petition commencing the proceeding is not dismissed within sixty (60) days of the date of the filing thereof, (D) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Person, or (E) an order for relief shall have been issued or entered therein, (vii) the value of the assets of any Person is less than its liabilities (taking into account contingent and prospective liabilities), (viii) a moratorium is declared in respect of any indebtedness of any person, or (ix) such Person, or a substantial portion of its property, assets or business, shall become the subject of a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration, or reorganization (by way of voluntary arrangement scheme or arrangement or otherwise) or (B) the appointment of a receiver, trustee, custodian or liquidator and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty(60) day period described in this definition, or (x) where such Person is incorporated in the U.K., a U.K. Insolvency Event.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, in form and substance satisfactory to Agent, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.
“Interest Payment Date” means (i) with respect to any Base Rate Advance, the first day of each quarter, and (ii) with respect to any SOFR Rate Advance, the last day of the Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a SOFR Rate Advance with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period,.
“Interest Period” means (i) with respect to any Borrowing of SOFR Rate Advance, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower Agent may elect,; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period may extend beyond the applicable Termination Date, and (d) no tenor that has been removed from this definition pursuant to Section 4.10(a)(iii) shall be available for specification in any Borrowing request or any conversion or continuation thereof. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interests” has the meaning specified in Section 8.9.
“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.
“Investment” in any Person means, as of the date of determination, (i) any payment or contribution, or commitment to make a payment or contribution, in or to such Person including property contributed or committed to be contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution, or commitment to make a payment or contribution, for all or substantially all of the assets of such Person (or of any division or business line of such other Person), (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person, and (iv) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.
“Items of Payment” has the meaning set forth in Section 2.7(a).
“Joinder” means a joinder agreement substantially in the form of Exhibit J-2 to this Agreement.
“Lenders” means Lenders specified on Annex A as having Revolving Credit Commitments, as they may change from time to time pursuant to Section 2.16 and Section 2.17.
“Lender Group Expenses” means all (i) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent, the Letter of Credit Issuers, and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with transactions under any of the Loan Documents, (iii) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent, the Letter of Credit Issuers and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) fees and expenses of Agent related to any field examinations or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) Agent’s, and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses for one primary counsel and, if reasonably necessary, one local counsel and one specialist counsel in each relevant jurisdiction) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent, the Letter of Credit Issuers, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) Agent’s and reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for Agent and, if reasonably necessary, one local counsel and one specialist counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending, waiving, or modifying the Loan Documents, and (x) Agent’s, reasonable and documented costs and expenses (including attorneys (limited to one primary counsel and, if reasonably necessary, one local counsel and one specialist counsel in each relevant jurisdiction), accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.
“Letter of Credit” means each letter of credit issued for the account of Borrowers by a Letter of Credit Issuer under Section 2.13, and all amendments, renewals, extensions or replacements thereof.
“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by a Letter of Credit Issuer and Borrowers, to be in form and substance satisfactory to the applicable Letter of Credit Issuer, pursuant to which such Letter of Credit Issuer issues Letters of Credit for the account of Borrowers in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Letter of Credit Disbursement” means a payment made by a Letter of Credit Issuer pursuant to a Letter of Credit.
“Letter of Credit Issuer” means the Bank or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letter of Credit pursuant to Section 2.13 of this Agreement, and the Letter of Credit Issuer shall be a Lender.
“Letter of Credit Sublimit” means $10,000,000.
“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, attachment or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.
“Line Cap” means, as of any date of determination, the lesser of (i) the Aggregate Revolving Credit Commitment as of such date of determination, and (ii) the aggregate Borrowing Base as of such date of determination.
“Liquid Labs” means Liquid Labs SPV, LLC, a Delaware limited liability company.
“Liquidity” means the sum of (a) Excess Availability, plus (b) Qualified Cash.
“Loan Account” has the meaning specified in Section 2.6.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Security Documents, the Intercompany Subordination Agreement, any Subordination Agreement, any intercreditor agreement (including the Acceptable Intercreditor Agreement), each Letter of Credit, each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement including the Revolving Credit Loans, the Swingline Loans, the Protective Advances and the Overadvances.
“Lockbox Account” and “Lockbox Accounts” have the respective meanings set forth in Section 2.7(a).
“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Loan Parties, taken as a whole, (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of Agent.
“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (ii) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (iii) that relates to Material Indebtedness (other than a Warehouse Facility).
“Material Indebtedness” means (a) Indebtedness incurred under the Term Loan Facility, (b) Indebtedness incurred under the Convertible Securities Agreement, (c) obligations of Navan and its Subsidiaries under a Warehouse Facility, and (d) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements or other Bank Products, of any Loan Party in an aggregate principal amount exceeding $10,000,000 individually and not more than $15,000,000 in the aggregate. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.
“Minimum Collateral Amount” means, at any time, (i) with respect to cash collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Agent and the Letter of Credit Issuers in their sole discretion.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate is obligated to make contributions or within the last six years has contributed or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.
“Net Income” means, for any period, (i) the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a wholly owned Subsidiary of Borrower Agent) in which any other Person (other than Borrower Agent or any of its wholly owned Subsidiaries) has any kind of ownership interest, except to the extent that any such income is actually received by a Loan Party in the form of cash dividends or similar cash distributions, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower Agent or is merged into or consolidated with Borrower Agent or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries, plus (c) the income of any Subsidiary of Borrower Agent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) (to the extent not included in clauses (ii)(a) through (c) above) any extraordinary gains (or extraordinary losses).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the Revolving Credit Notes and the Swingline Note.
“Notice of Additional Guarantor” means a written notice of additional guarantor substantially in the form attached as Exhibit L.
“Notice of Borrowing” has the meaning specified in Section 2.3(a).
“Notice of Continuation/Conversion” has the meaning specified in Section 2.3(b).
“Obligations” means and includes (i) all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to Agent, the Lenders, the Letter of Credit Issuers, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith, (ii) all Bank Product Obligations, and (iii) all Erroneous Payment Subrogation Rights. The term “Obligations” includes all interest, charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes, the other Loan Documents, or any Bank Product Agreement (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event). Notwithstanding the foregoing, the term “Obligations” shall not include any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Account” means a deposit account of Borrowers maintained at the Bank that Borrower Agent designates in writing to Agent on the Closing Date as Borrowers’ “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of Borrowers at the Bank as Borrower Agent may from time to time subsequent to the Closing Date so designate in writing to Agent as such account.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), including any Bank Levy.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except:
(a)    any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made pursuant to Section 2.11); or
(b)    any non-U.S. stamp, court or documentary, intangible, recording, filing or similar Taxes payable in respect of any transfer, assignment, novation, sub-participation, sub-contract or other disposal of a Recipient’s rights or obligations (or part thereof) under any Loan Document other than following an Event of Default or following the designation of a different lending office under Section 2.10 or replacement of lenders under Section 2.11 or such other mitigation measures by the parties intended to reduce the amount of Indemnified Taxes to be paid by the Borrower; or
(c)    any non-U.S. stamp, court or documentary, intangible, recording, filing or similar Taxes to the extent they become payable upon a voluntary registration made by any Recipient if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Recipient under any Loan Document.
“Overadvance” means, as of any date of determination, the amount by which the aggregate outstanding amount (without duplication) of the Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit issued at the request of Borrower is greater than the Line Cap.
“Participant” has the meaning specified in Section 12.7(f).
“Participant Register” has the meaning specified in Section 12.7(f).
“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that
(a)    no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)    either
(i)    Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the consummation of such Specified Transaction and measured on a trailing four (4) Fiscal Quarter basis as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered as required herein, is greater than 1.20 to 1.00, and Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 15% of the Line Cap and (2) $7,000,000,
or
(ii)    Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 20% of the Line Cap and (2) $10,000,000, and
(c)    Borrower Agent has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied and providing a detailed calculation of the conditions set forth in subclauses (“i”) or (“ii”) above.
“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the indefeasible payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to repaid or cash collateralized in the manner set forth in clauses (iii) and (iv) below), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, (iii) in the case of Bank Product Obligations (other than Bank Product Obligations arising from Hedging Agreements), providing Collateralization, (iv) in the case of Bank Product Obligations arising from Hedging Agreements, the indefeasible payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements provided by the applicable Bank Product Provider), and (v) all Commitments related to such Obligations have expired or been terminated.
“Payment Recipient” has the meaning assigned to it in Section 11.14(a).
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which a Borrower or any ERISA Affiliate is making or is obligated to make contributions, or is subject to the minimum funding standards under Section 412 of the Code or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.
“Permitted Acquisition” means any Acquisition; provided that both immediately before and after giving effect to any such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith:
(i)    [reserved],
(ii)    such Acquisition was not preceded by, or consummated pursuant to, (A) an unsolicited tender offer or (B) a proxy contest initiated by or on behalf of any Loan Party or any of its Subsidiaries,
(iii)    the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the business in which the Loan Parties are engaged on the Closing Date and any business activities that are similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof,
(iv)    Borrowers have provided Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of (A) the acquisition agreement and other material documents relative to the proposed Acquisition and (B) to the extent readily available, additional information, transactional information and other information reasonably requested by Agent,
(v)    the Borrowers are in compliance with the Permitted Acquisition Payment Conditions;
(vi)    Borrower Agent has delivered a certificate to Agent certifying that all conditions described in clauses (i) through (v) above have been satisfied.

“Permitted Acquisition Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that
(a)    no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction, and
(b)    either
(i)    Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the consummation of such Specified Transaction and measured on a trailing four (4) Fiscal Quarter basis as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered as required herein, is greater than 1.20 to 1.00, and Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 15% of the Line Cap and (2) $7,000,000;
or
(ii)    Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 20% of the Line Cap and (2) $10,000,000,
Or
(iii)    Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (B) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 15% of the Line Cap and (2) $7,000,000; provided that the amount of consideration paid for (x) Permitted Acquisitions in reliance on this clause (b)(iii), as applicable, shall not exceed $5,000,000 in the aggregate, (y) intercompany advance in reliance on this clause (b)(iii), as applicable, shall not exceed $15,000,000 and (z) investments in the SPV Entity in reliance on this clause (b)(iii), as applicable, shall not exceed $10,000,000;
(c)    Borrower Agent has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied and providing a detailed calculation of the conditions set forth in subclauses (“i”) or (“ii”) above.
“Permitted Capped Call Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to a Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of a Borrower) purchased by a Borrower in connection with the issuance of any Convertible Securities and settled in common stock of a Borrower (or such other securities or property), cash or a combination thereof; provided that (a) the aggregate net purchase price for such Permitted Capped Call Transaction does not exceed the net cash proceeds received by a Borrower from the sale of the Convertible Securities in connection with which such Permitted Capped Call Transaction was entered into and (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower Agent in good faith).
“Permitted Corporate Ventures” has the meaning assigned to such term in Section 8.10(i).
“Permitted Discretion” the commercially reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Agent or the Issuing Lender (as the context may require) for comparable secured asset-based lending transactions.
“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes; provided that in any such case, if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xxii) of the definition thereof).
“Permitted Holders” means (1) (I) Ariel Cohen, Einat Cohen, their respective family members, and any trusts or entities for the benefit of any of the foregoing, (ii) Ilan Twig, his family members and any trusts or entities for the benefit of any of the foregoing, (iii) Andreessen Horowitz, (iv) Lightspeed Venture Partners, (v) Oren Zeev and Zeev Ventures, (vi) Premji Invest, (vii) Greenoaks Capital Partners (including, without limitation, Greenoaks Capital Opportunities Fund III LP, Greenoaks Capital MS LP – Archie Goodwin Series, and JDC Enterprises Ltd.), (viii) Cosmic Venture Partners, (ix) Addition and (x) Base Partners and (II) any Affiliates of any of the foregoing and (2) any Person acting in the capacity of an underwriter or placement agent (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Equity Interests of Navan.
“Permitted Intercompany Advances” means loans or advances made by (i) a Loan Party to another Loan Party, (ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (iii) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party and (iv) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement; provided that advances made pursuant to clause (iii) shall satisfy the Permitted Acquisition Payment Conditions.
“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:
(i)    Liens created hereunder and by the Security Documents;
(ii)    Liens securing Indebtedness permitted by Section 8.1(c), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 90 days after the acquisition or the completion of the construction, repair or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed or improved by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, repairing, constructing, improving or leasing (as applicable) such assets;
(iii)    Liens on any property or asset of Borrowers or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);
(iv)    Liens in respect to judgments that would not constitute an Event of Default hereunder, so long as enforcement of such judgment has not commenced;
(v)    Liens for taxes, assessments and other governmental charges or levies not yet delinquent or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired, or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;
(vi)    (i) Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days, or if more than 30 days, no action has been taken to enforce such liens and that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP and (ii) Liens of suppliers (including sellers of goods) or customers in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(vii)    Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of any Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by a Borrower or such Subsidiary pursuant to a transaction permitted hereunder and, in each case any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and are not all asset Liens, (C) such Liens do not attach to any other Property of a Borrower or any of its Subsidiaries and (D) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;
(viii)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(ix)    zoning restrictions, easements, encroachments, licenses, restrictions, rights or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property;
(x)    rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;
(xi)    (i) leases, licenses, subleases or sublicenses granted to others which do not (A) interfere in any material respect with the business of a Borrower or its Subsidiaries or materially detract from the value of the relevant assets of a Borrower or its Subsidiaries or (B) secure any Indebtedness and (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under any leases or, licenses, subleases or sublicenses entered into by any of a Borrower or any of its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the Property subject to any such lease, license, sublease or sublicense;
(xii)    rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(xiii)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (i) attach only to such Investments and (ii) secure only non-Indebtedness obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(xiv)    (i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to any Subsidiaries that are not wholly-owned, directly or indirectly, by a Borrower;

(xv)    Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;
(xvi)    Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (A) such Liens secure obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(xvii)    Liens securing Indebtedness permitted by Section 8.1(o); provided, that, if any Collateral is subject to any such Liens, such Liens are junior to the Agent’s Liens securing the Obligations and are subject to an intercreditor agreement in form and substance satisfactory to Agent;
(xviii)    [reserved];
(xix)    Liens securing obligations in respect of the Term Loan Facility which are subject to an Acceptable Intercreditor Agreement; and
(xx)    other Liens attaching to assets of the type not included in the Borrowing Base and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000;
(xxi)    Liens securing assets of Foreign Subsidiaries to secure Indebtedness described in Section 8.1(r);
(xxii)    (i) Liens on assets of an SPV Entity securing Indebtedness permitted under Section 8.1(i) for so long as such Indebtedness is outstanding, (ii) Liens arising out of the sale or transfer of Permitted Receivables Assets to an SPV Entity or a third-party made in compliance with the terms of this Agreement and the precautionary UCC filings in respect thereof and (iii) Liens on Equity Interests of an SPV Entity securing Indebtedness permitted by Section 8.1(i);
(xxiii)    Liens in favor of Lloyds Bank PLC on a Deposit Account of U.K. Borrower maintained by Lloyds Bank PLC to secure U.K. Borrower’s obligations under Section 8.1(x);
(xxiv)    Liens securing obligations in respect of Indebtedness permitted under Section 8.1(v);
(xxv)    Liens securing assets of Foreign Subsidiaries (other than Foreign Subsidiaries that are Loan Parties) to secure Indebtedness described in Section 8.1(u); and
(xxvi)    Liens on cash securing obligations in respect of Existing Letter of Credit.
The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of Agent to establish any Reserve relating thereto.

“Permitted Receivables Assets” means the Expense Receivables and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with limited or non-recourse warehouse or credit facilities secured by such receivables, and the proceeds thereof. For the avoidance of doubt, “Transferred Assets” (as defined as of the date hereof in the Receivables Purchase Agreement referred to in the Warehouse Facility Agreement described in clause (a) of the definition thereof1) are Permitted Receivables Assets.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, cooperative association, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.
“Personal Information” means (i) any information that identifies or can be used to identify, alone or in the aggregate, a natural person, or (ii) any information or data that is defined as “personal information” or “personal data” under Data Protection Laws.
“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained or contributed to by a Borrower or any Subsidiary of a Borrower or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof, other than any Multiemployer Plan.
“Plan Assets” means “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate for loans denominated in Dollars at its office in New York, New York with each change in Prime Rate to be effective from and including the date on which such change is publicly announced as being effective.
“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Revolving Credit Loans, the risk participation liability with respect to outstanding Letters of Credit issued at the request of a Borrower and the unutilized Revolving Credit Commitments of such Lender and the denominator of which is the aggregate outstanding amount of the Revolving Credit Loans, the risk participation liability with respect to outstanding Letters of Credit issued at the request of Borrowers and the aggregate amount of the unutilized Revolving Credit Commitments of all of the Lenders. Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Pro Rata Share” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments. The initial Pro Rata Share of such Lender in respect of the Aggregate Revolving Credit Loan Commitment shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
1     [NTD: We are trying to be very clear that the Transferred Assets definition is pegged to the date hereof, but that the RPA or WFA are not.]

“Prohibited Transaction” has the meaning specified in Section 6.1(v)(i)(D).
“Protective Advance” has the meaning specified in Section 2.15.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.
“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification (or similar notation) to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of a Borrower or any other Loan Party to continue operations as a going concern (other than (x) as a result of the upcoming maturity of any Indebtedness that is scheduled to occur within one (1) year from the time such report is delivered or (y) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default.
“Qualified Cash” means unrestricted cash and Cash Equivalents of the Borrowers held in a deposit account that is subject to a Control Agreement; provided that, for the ninety (90) days following the Closing Date (or such longer period as the Agent may agree), unrestricted cash and Cash Equivalents shall constitute “Qualified Cash” regardless of whether such Control Agreement is in effect.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified IPO” shall mean the first issuance by Navan of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.
“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.
“Recipient” means (i) Agent, or (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the Environment, (iii) restore or reclaim natural resources or the Environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related studies, investigations, operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.
“Required Lenders” means at any time (a) if there exists two (2) or fewer Lenders (who are not Affiliates of one another or Defaulting Lenders), all Lenders (other than any Defaulting Lender) and (b) if there exists more than two (2) Lenders, at least (2) Lenders (who are not Affiliates of one another or any Defaulting Lender) having more than 50% of the sum of all Commitments (excluding those of any Defaulting Lender). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Required Lenders” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.
“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority (including Environmental Laws, ERISA and Data Protection Laws), (iii) laws and regulations related to data privacy, information security and collections or (iv) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.
“Reserves” means the sum (without duplication) of (i) with respect to any U.K. Borrower, the U.K. Priority Payables Reserves; (ii) any Bank Product Reserve; (iii) any Dilution Reserve with respect to Receivables of Borrowers; and (iv) those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as Lender Group Expenses, taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, controller, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.
“Restricted Payment” has the meaning specified in 8.9.
“Revolver Usage” shall mean the daily aggregate outstanding amount of the Revolving Credit Loans plus the daily aggregate undrawn amount of all unexpired Letters of Credit issued at the request of Borrowers.
“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, Protective Advances, Overadvances, and to have risk participation liability in respect of Letters of Credit issued at the request of Borrowers, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 2.16 and Section 2.17, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.

“Revolving Credit Lenders” means Lenders specified on Annex A as having Revolving Credit Commitments, as they may change from time to time pursuant to Section 2.16 and Section 2.17.
“Revolving Credit Loans” has the meaning specified in Section 2.1(a).
“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.1(c).
“Sanctions” means any economic or financial sanctions administered or enforced by the United States (including OFAC), the government of United Nations Security Council, European Union, His Majesty’s Treasury of the United Kingdom, or any other Governmental Authority with jurisdiction over the Borrower.
“Satisfactory Credit Support” means (i) a letter of credit from a bank rated by Fitch no less than A+, or that is otherwise reasonably satisfactory to the Agent or (ii) credit insurance from an credit insurance provider with an AM Best rating of no less than AA or that is otherwise reasonably satisfactory to the Agent, in each case with respect to any Receivable for no less than 100% of the value thereof, and which are in form and substance satisfactory to Agent.
“Sanctioned Person” means any Person, vessel or aircraft: (a) listed on any Sanctions-related list, and/or targeted by, any Sanctions; (b) directly or indirectly owned 50% or more or controlled by any such Person or Person(s); or (c) that is resident, located, or organized under the laws of a Designated Jurisdiction.
“Secured Parties” means Agent, the Letter of Credit Issuers, the Lenders, and any Bank Product Providers.
“Security Documents” means this Agreement, the Guaranty and Security Agreement, the U.K. Security Documents, any Control Agreement and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations.
“Settlement” has the meaning specified in Section 2.3(i).
“Settlement Date” has the meaning specified in Section 2.3(i).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of the Secured Overnight Financing Rate).
“SOFR Rate Advance” means an Advance made in Dollars that bears interest as provided in Section 4.1(b).
“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; (iii) it is able to meet its debts as they mature and (iv) with respect to any Person incorporated in England and Wales, (A) it is not unable and does not admit its inability to pay its debts as they fall due, (B) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (C) it has not suspended or threatened to suspend making payments on any of it debts or (D) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
“SPV Entity” means (i) with respect to the Warehouse Facility pursuant to clause (i) of the definition thereof, Liquid Labs SPV, LLC, a Delaware limited liability company, and (ii) with respect to any other Warehouse Facility permitted hereunder, any securitization trust or special/single purpose company which is a Subsidiary or Affiliate of a Borrower and formed for the sole purpose of entering into a Warehouse Facility.
“Specified Transaction” means, (i) any Investment (including a Permitted Acquisition), (ii) prepayment of Indebtedness, (iii) Restricted Payment, or (iv) Permitted Intercompany Advances.
“Spot Rate” means the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by a commercially available source designated by Agent as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.
“Subordinated Debt” means unsecured Indebtedness of a Borrower or a Subsidiary of a Borrower that (i) is expressly subordinated and junior in right of payment to Payment in Full of all Obligations pursuant to a Subordination Agreement, (ii) does not require any cash payment or prepayment of principal in respect thereof, or any cash redemption thereof, at any time prior the date that is 91 days after the Termination Date, and (iii) is otherwise reasonably satisfactory to Agent.
“Subordination Agreement” means an agreement among Agent, the applicable Borrower or Subsidiary of Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to Agent.
“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Navan.
“Super Majority Lenders” means Lenders having more than 66 2/3% of the sum of all Commitments; provided that the Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lender; provided further that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Super Majority Lenders” must include at least two Lenders (who are not Affiliates of one another). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Super Majority Lenders” shall be determined in accordance with the foregoing, but based upon the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means the Bank or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swingline Lender under Section 2.3(h) of this Agreement.
“Swingline Loan” means any borrowing of Revolving Credit Loans funded with Swingline Lender’s funds pursuant to Section 2.3(h), until such Borrowing is settled among the Lenders pursuant to Section 2.3(h).
“Swingline Note” has the meaning given such term in Section 2.3(h).
“Swingline Sublimit” has the meaning specified in Section 2.3(h).
“Tax Expense” means, for any period, the tax expense (including U.S. federal, state, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.
“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Deduction” means a deduction or withholding imposed by the United Kingdom for or on account of Taxes from any payment under a Loan Document, other than a deduction or withholding required by FATCA.
“Term Loan Agent” means VCP Capital Markets, LLC.
“Term Loan Credit Agreement” means that certain Credit Agreement dated as of February 24, 2025 by and among Navan, Inc., as the borrower, the other loan parties party thereto, and VCP Capital Markets, LLC, as administrative agent, and the other financial institutions party thereto, as amended, restated, amended and restated or otherwise modified in accordance with the Acceptable Intercreditor Agreement.
“Term Loan Facility” means that certain term loan provided pursuant to the Term Loan Credit Agreement.
“Term Loan Lenders” means the financial institutions party to the Term Loan Credit Agreement.
“Termination Date” means the earlier of (i) the third (3rd) anniversary of the Closing Date (ii) if (A) the Investment Balance (as defined in each Convertible Security issued under the Convertible Securities Agreement) has not already been fully converted to Equity Interests of the U.S. Borrower, and (B) an End Date Conversion Notice (as defined in each Convertible Security issued under the Convertible Securities Agreement) has not been delivered to the U.S. Borrower prior to 11:59 p.m. Pacific time on or prior to the date that is forty-five (45) days prior to the End Date (as defined in each Convertible Security issued under the Convertible Securities Agreement and as extended by that certain Notice of Extension, dated as of September 23, 2024), the date that is ninety-one (91) days prior to the End Date (after giving effect to the extension set forth in the proviso to clause (a) of the definition of End Date in each Convertible Security), or (iii) the date of termination of the Commitments as provided for herein.
“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Pension Plan that could reasonably be expected to result in the imposition of a Lien, or the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to a Pension Plan; (ii) the failure by a Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (iii) the incurrence by a Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (iv) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (v) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan, or the imposition of liability on a Borrower or any ERISA Affiliate under Section 4069 of ERISA; (vi) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (vii) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (viii) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (x) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” within the meaning of Section 4245(b) of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; (xi) the engagement by a Borrower or any ERISA Affiliate in a transaction subject to Section 4212(c) of ERISA; or the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“Term SOFR” means
(a)    for any calculation with respect to a SOFR Rate Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the

applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Advance or a SOFR Rate Advance, a percentage per annum equal to 0.10%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.
“Type” means a Base Rate Advance or a SOFR Rate Advance.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
“U.K. and United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“U.K. Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant U.K. Borrower, which (a) where it relates to a U.K. Treaty Lender that is a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name at Annex A, and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or (b) where it relates to a U.K. Treaty Lender that is not a party to this Agreement as a Lender as at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Agreement as a Lender, and is filed with HM Revenue & Customs within 30 days of that date.
“U.K. Borrowing Base” means as of any date of determination, the result of:

(a)    the product of 90% multiplied by the Value of Eligible Receivables (Credit Supported) of U.K Borrowers; plus
(b)    the product of 90% multiplied by the Value of Eligible Receivables (Other) of U.K Borrowers; plus
(c)    the product of 90% multiplied by the Value of Eligible Receivables (Foreign) of U.K. Borrowers; plus
(d)    the lesser of (i) the product of 80% multiplied by the Value of Eligible Unbilled Receivables of U.K. Borrowers (excluding Airline Unbilled Receivables) and (ii) an amount equal to 30% of the Line Cap, plus
(e)    the lesser of (i) the product of 80% multiplied by the Value of Eligible Unbilled Receivables of U.K. Borrowers consisting of Airline Unbilled Receivables and (ii) an amount equal to 15% of the Line Cap, minus
(f)    the aggregate amount of all Reserves with respect to U.K. Borrowers.
Notwithstanding the above, (w) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Receivables (Foreign) and Eligible Unbilled Receivables (Foreign) shall not exceed $1,000,000, (x) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Receivables (Other) owed by Account Debtors located outside of the United States, Canada or the United Kingdom shall not exceed 10% of the Line Cap, (y) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Unbilled Receivables (including Airline Unbilled Receivables) shall not exceed 30% of the Line Cap and (z) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Unbilled Receivables consisting of Airline Unbilled Receivables shall not exceed 15% of the Line Cap.
“U.K. CTA” means the Corporation Taxes Act 2009 (UK), as amended.
“U.K. Debenture” means the English law debenture dated on the date of this Agreement and made between the U.K. Borrower and the Agent.
“U.K. Excluded Taxes” means any U.K. Tax Deduction in respect of a payment of interest where the payment is in respect of an advance made to a U.K. Borrower under any Loan Document, if on the date on which the payment to which that U.K. Tax Deduction relates falls due: (i) the payment could have been made to the relevant Lender without that U.K. Tax Deduction if the Lender had been a U.K. Qualifying Lender, but on that date the relevant Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any Change of Tax Law; or (ii) the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the U.K. ITA which relates to the payment and that Lender has received from a U.K. Borrower a certified copy of that Direction, and (B) the payment could have been made to the Lender without that U.K. Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a U.K. Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of U.K. Qualifying Lender and (A) the relevant Lender has not given a U.K. Tax Confirmation to a U.K. Borrower, and (B) the payment could have been made to the Lender without that U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation to a U.K. Borrower, on the basis that the U.K. Tax Confirmation would have enabled a U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section

930 of the U.K. ITA; or (iv) the relevant Lender is a U.K. Treaty Lender and a U.K. Borrower is able to demonstrate that the payment could have been made to the Lender without the U.K. Tax Deduction had that Lender complied with its obligations under Sections 4.13(a)(ii) or (iii) (as applicable).
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Insolvency Event” means a Person (a) is or becomes unable or admits inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, suspends or threatens in writing to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding, in the case of a U.K. Loan Party, any Lender in its capacity as such) with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any of its indebtedness; (b) any corporate action, legal proceedings or other formal procedure or formal steps are taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity (other than, for avoidance of doubt, any liquidation or corporate reorganization on a solvent basis), (ii) a composition, compromise, assignment or arrangement with any creditor of any such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Liens over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction; provided that paragraph (b) above shall not apply to any winding up petition which is frivolous or vexatious and is discharged or stayed within fourteen (14) days of commencement and (c) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any of its assets (and is not discharged within thirty (30) days).
“U.K. ITA” means the Income Tax Act 2007 (U.K.), as amended.
“U.K. Lloyds Accounts” means the following Deposit Accounts maintained by U.K. Borrower at Lloyds Bank PLC; Deposit account bearing account number 01190703, (ii) Deposit Account bearing account number 86420536, and (iii) Deposit Account bearing account number 11688782.
“U.K. Loan Party” means any Loan Party incorporated in England and Wales.
“U.K. Non-Bank Lender” means a Lender which gives a U.K. Tax Confirmation in the documentation which it executes on becoming a party to this Agreement as a Lender.
“U.K. Priority Payables Reserve” means as of any date of determination, a reserve in such amount as the Agent may determine to reflect the full amount of any liabilities or amounts which (by virtue of any Liens or any statutory provision) rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (i) amounts due to employees in respect of unpaid wages and holiday pay, (ii) the amount of all scheduled but unpaid pension contributions (iii) the “prescribed part” of floating charge realisations held for unsecured creditors, (iv) amounts due to HM Revenue and Customs in respect of valued added tax

(VAT), pay as you earn (PAYE) (including student loan repayments), employee national insurance contributions and construction industry scheme deductions and (v) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer).
“U.K. Qualifying Lender” means:
(a)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
(i)    a Lender:
(A)    which is a bank (as defined for the purpose of section 879 of the U.K. ITA) making an advance under a Loan Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the U.K. CTA; or
(B)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the U.K. ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or
(ii)    a Lender which is:
(A)    a company resident in the U.K. for U.K. Tax purposes;
(B)    a partnership each member of which is:
(1)    a company so resident in the U.K.; or
(2)    a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or
(C)    a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company; or
(iii)    a U.K. Treaty Lender; or
(b)    a Lender which is a building society (as defined for the purpose of section 880 of the U.K. ITA) making an advance under a Loan Document.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.K. Security Documents” means the U.K. Debenture, the U.K. Share Charge and any other agreement delivered in connection herewith which grants or purports to grant a Lien governed by English law in favor of Agent or any other Secured Party to secure all or any of the Obligations.
“U.K. Share Charge” means the English law share charge dated on the date of this Agreement and made between Reed & Mackay Holdings Limited and the Agent.
“U.K. Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the U.K. for U.K. tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the U.K.; or (ii) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. CTA; or (c) a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. CTA) of that company.
“U.K. Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the U.K. from a payment under a Loan Document (for the avoidance of doubt excluding any deduction or withholding for or on account of FATCA).
“U.K. Treaty Lender” means a Lender which (i) is treated as a resident of a U.K. Treaty State for the purposes of a U.K. Treaty; (ii) does not carry on a business in the U.K. through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (iii) fulfils any other conditions which must be fulfilled under that U.K. Treaty to obtain full exemption from U.K. tax on interest, except that for this purpose any necessary procedural formalities are assumed to be fulfilled.
“U.K. Treaty State” means a jurisdiction having a double taxation agreement (a “U.K. Treaty”) with the U.K. which makes provision for full exemption from tax imposed by the U.K. on interest.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means Capital Expenditures (i) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale or any insurance proceeds, and (ii) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“Unused Line Fee” has the meaning specified in Section 4.4.
“U.S.” or “United States” means the United States of America.
“U.S. Borrowing Base” means as of any date of determination, the result of:
(a)    the product of 90% multiplied by the Value of Eligible Receivables (Other) of U.S. Borrowers; plus

(b)    the product of 90% multiplied by the Value of Eligible Receivables (Credit Supported) of U.S. Borrowers; plus
(c)    the product of 90% multiplied by the Value of Eligible Receivables (Foreign) of U.S. Borrowers; plus
(d)    the lesser of (i) the product of 80% multiplied by the Value of Eligible Unbilled Receivables (excluding Airline Unbilled Receivables) of U.S. Borrowers and (ii) an amount equal to 30% of the Line Cap, plus
(e)    the lesser of (i) the product of 80% multiplied by the Value of Eligible Unbilled Receivables of U.S. Borrowers consisting of Airline Unbilled Receivables and (ii) an amount equal to 15% of the Line Cap, minus
(f)    the aggregate amount of all Reserves with respect to U.S. Loan Parties.
Notwithstanding the above, (w) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Receivables (Foreign) and Eligible Unbilled Receivables (Foreign) shall not exceed $1,000,000, (x) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Receivables (Other) owed by Account Debtors located outside of the United States, Canada or the United Kingdom shall not exceed 10% of the Line Cap, (y) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Unbilled Receivables (including Airline Unbilled Receivables) shall not exceed 30% of the Line Cap and (z) the aggregate amount of the U.K. Borrowing Base and U.S. Borrowing Base derived from Eligible Unbilled Receivables consisting of Airline Unbilled Receivables shall not exceed 15% of the Line Cap.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Loan Party” means any Loan Party formed under the laws of the United States and any state or territory thereof.
“U.S. Person” means any Person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.12(f).
“Value” means, in respect of any Receivable, the gross face amount payable of the invoice issued, or to be issued, as applicable, with respect to such Receivable less the sum of (a) sales, excise or similar taxes included in the amount thereof, (b) returns and credit, trade or volume or other discounts, claims, credits, rebates, price adjustments, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, in each case without duplication of any such amounts previously deducted, and (c) the aggregate amount of all cash received in respect of such Receivable but not yet applied by the applicable Borrower to reduce the amount of such Receivable.

“VAT” means:
(a)    any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994;
(b)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and
(c)    any other tax of a similar nature, whether imposed by the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.
“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.
“Warehouse Facility” means that (a) certain credit facility provided to Liquid Labs by various financial institutions and Goldman Sachs Bank, USA, as administrative agent pursuant to that certain Revolving Credit and Security Agreement dated as of November 18, 2022, as amended, modified or supplemented from time to time and (b) any replacement or other bankruptcy-remote warehouse credit facility entered into by a Subsidiary of a Borrower for purposes of financing Expense Receivables.
“Withholding Agent” means any Loan Party or Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Accounting Terms and Determinations. (a) Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower Agent (acting upon the request of Borrowers) or Agent (acting upon the request of the Required Lenders), Borrowers, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred;

provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrowers. Notwithstanding any other provision contained herein, other than for purposes of Section 6.1(i), Section 7.10(a) and Section 7.10(c), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.
SECTION 1.3    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.4    Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured in accordance with Section 12.28 or otherwise cured to the reasonable satisfaction of the Required Lenders or waived in writing by Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All calculations of Value, outstanding Loans and issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, the Lenders or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
SECTION 1.5    Currency Equivalents.
(a)    Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.
(b)    Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency different from that specified in a Loan Document, a Borrower shall discharge its obligation in respect of the sum due under the Loan Document only if, on the Business Day following Agent’s receipt of the payment in the judgment currency, Agent can use the amount paid to purchase the sum originally due in the Loan Document currency. If the purchased amount is less than the sum originally due, Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify Agent, Letter of Credit Issuer and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to the applicable Borrower (or to the Person legally entitled thereto).
ARTICLE II
THE CREDIT FACILITIES
SECTION 2.1    The Revolving Credit Loans.
(a)    Revolving Credit Loans; Borrowing Base.
Each Revolving Credit Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.5(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, Protective Advances and Overadvances, the “Revolving Credit Loans”) to Borrowers in Available Currency, from time to time from the Closing Date to but excluding the Termination Date, at Borrower Agent’s request to Agent, in an amount at any one time outstanding not to exceed the lesser of (i) such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Pro Rata Share of an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit issued for the benefit of Borrowers, does not exceed:
(i)    for the period beginning on the date of this Agreement and ending on the date falling 12 months after the date of this Agreement, in respect of a Borrowing (A) by or on behalf of a U.K. Borrower, the lesser of the (x) Aggregate Revolving Credit Commitment and the (y) U.K. Borrowing Base at such time and (B) by or on behalf of a U.S. Borrower, the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the U.S. Borrowing Base at such time; and
(ii)    thereafter, the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the Borrowing Base at such time.
(b)    Agent, at any time in the exercise of its Permitted Discretion and upon no less than five (5) Business Days’ notice to the Borrowers, may establish and increase or decrease Reserves against Eligible Receivables and Eligible Unbilled Receivables, provided, that during such five (5) Business Day period, the proposed Reserve shall be included for the purpose of calculating the amount of Loans and Letters of Credit available hereunder. The amount of any Reserve established by Agent, and any changes to the advance rates or the eligibility criteria set forth in the definition of Eligible Receivables shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change and shall not be duplicative of any other reserve established and currently maintained.
(c)    Revolving Credit Notes. The Revolving Credit Loans made by each Revolving Credit Lender may, at the request of such Revolving Credit Lender, be evidenced by a single promissory note payable to such Revolving Credit Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by Borrowers and delivered to such Lender in a stated maximum principal amount equal to such Revolving Credit Lender’s applicable Revolving Credit Commitment.
(d)    Payment. Borrowers hereby promise to pay all of the Revolving Credit Loans and all other Obligations in respect thereof (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and the Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers may borrow, repay and reborrow applicable Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.
SECTION 2.2    [Reserved]
SECTION 2.3    Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion.
(a)    Borrowing. Each borrowing of a Loan (each, a “Borrowing”) shall be made on notice by Borrower Agent to Agent, given not later than: (1) 12:00 p.m. (Applicable Time Zone) on the third Business Day prior to the date of the proposed Borrowing in the case of a SOFR Rate Advance, and (2) 12:00 p.m. (Applicable Time Zone) on the date of the proposed Borrowing in the case of a Base Rate

Advance; provided that any Borrowing by Borrowers made on the Closing Date must be made as a Base Rate Advance unless Borrower Agent shall have provided an indemnity letter extending the benefits of Section 4.3 to Lenders in respect of such Borrowing. Each such notice of a Borrowing shall be in writing (by electronic transmission or otherwise as permitted hereunder) substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) Borrower (whether U.S. Borrower and/or U.K. Borrower, as applicable), (ii) the date of such Borrowing, (iv) the Type of Advance comprising such Borrowing, (v) the aggregate principal amount of such Borrowing, and (vi) the Interest Period, in the case of a SOFR Rate Advance.
(b)    Continuations. With respect to any Borrowing consisting of a SOFR Rate Advance, Borrower Agent may, subject to the provisions of Section 2.3(d) elect to maintain such Borrowing or any portion thereof as a SOFR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 p.m. (Applicable Time Zone) on the third Business Day prior to the date of any such Continuation by Borrower Agent to Agent. Such notice by Borrower Agent of a Continuation shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Continuation/Conversion”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the applicable Revolving Credit Loans and the requested (i) date of such Continuation, (ii) the new Interest Period and (iii) aggregate amount of the applicable Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Unless, on or before 12:00 p.m. (Applicable Time Zone) of the third Business Day prior to the expiration of an Interest Period, Agent shall have received a Notice of Continuation/Conversion from Borrower Agent for the entire Borrowing consisting of the SOFR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any portion of such Advance not covered by a timely Notice of Continuation/Conversion) shall, upon the expiration of such Interest Period, be Continued as a SOFR Rate Advance with an Interest Period of one (1) month.
(c)    Conversions. Borrower Agent may on any Business Day by giving a Notice of Continuation/Conversion to Agent, and subject to the provisions of Section 2.3(d) and Section 4.3, Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type. Each such Notice of Continuation/Conversion shall be given not later than 12:00 p.m. (Applicable Time Zone) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a SOFR Rate Advance. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be in writing (by electronic transmission or otherwise as permitted hereunder), specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a SOFR Rate Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Each Conversion shall be in an aggregate amount not less than $2,000,000 or an integral multiple of $500,000 in excess thereof.
(d)    Limitations on Use of SOFR. Anything in subsection (b) or (c) above to the contrary notwithstanding,
(i)    if, at least one (1) Business Day before the date of any requested SOFR Rate Advance the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or any of its Affiliates to perform its obligations hereunder to make a

SOFR Rate Advance or to fund or maintain a SOFR Rate Advance hereunder (including in the case of a Continuation or a Conversion), Agent shall promptly give written notice of such circumstance to Borrower Agent, and the right of Borrower Agent to select a SOFR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested SOFR Rate Advance (or Continuation or Conversion) shall be a Base Rate Advance;
(ii)    if, at least one (1) Business Day before the first day of any Interest Period, Agent is unable to determine the SOFR for SOFR Rate Advances comprising any requested Borrowing, Continuation or Conversion, Agent shall promptly give written notice of such circumstance to Borrower Agent, and with respect to a SOFR Rate Advance, the right of Borrower Agent to select or maintain SOFR Rate Advances for such Borrowing (or Continuation or Conversion) or any subsequent Borrowing shall be suspended until Agent shall notify Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such SOFR Rate Advance (or Continuation or Conversion) shall be a Base Rate Advance;
(iii)    if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a SOFR Rate Advance, notify Agent and Borrower Agent that the Adjusted Term SOFR for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, with respect to SOFR Rate Advances, the right of Borrower Agent to select SOFR Rate Advances shall be suspended until such Lender shall notify Agent and Borrower Agent that the circumstances causing such suspension no longer exist, and any SOFR Rate Advance comprising such Borrowing shall be a Base Rate Advance;
(iv)    there shall not be outstanding at any time more than five (5) Borrowings which consist of SOFR Rate Advances;
(v)    each Borrowing which consists of SOFR Rate Advances shall be in an amount equal to $2,000,000 or a whole multiple of $500,000 in excess thereof and; and
(vi)    if a Default or Event of Default has occurred and is continuing, no SOFR Rate Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a SOFR Rate Advance.
(e)    Effect of Notice. Each Notice of Borrowing and each Notice of Continuation/Conversion shall be irrevocable and binding on Borrowers. Borrowers agree to indemnify Agent and the Lenders against any loss, cost or expense incurred by Agent or any Lender as a result of (i) default by Borrowers in making a Borrowing of, Conversion into or Continuation of a SOFR Rate Advance after Borrower Agent has given notice requesting the same, (ii) default by Borrowers in payment when due of the principal amount of or interest on any SOFR Rate Advance, or (iii) the making of a payment or prepayment of a SOFR Rate Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Agent or any Lender to fund such Advance.

(f)    Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(g) apply to the requested Borrowings, or (ii) to request that Swingline Lender make a Swingline Loan under Section 2.3(h) to Borrowers in the amount of the requested Borrowing.
(g)    Lenders to Advance.
(i)    If Agent shall elect to have the terms of this Section 2.3(g) apply to a requested Borrowing as described in Section 2.3(f)(i) or Swingline Lender has not agreed to make a Swingline Loan, then, promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in same day funds, for the account of Borrowers, at Agent’s Payment Account prior to 4:00 p.m. (Applicable Time Zone), on the Borrowing Date requested by Borrower Agent. The proceeds of such Borrowing will then be made available to Borrowers by Agent wire transferring to the Operating Account the aggregate of the amounts made available to Agent by the Lenders, and in like funds as received by Agent by 4:00 p.m. (Applicable Time Zone), on the requested Borrowing Date or as otherwise requested by Borrower Agent in its Notice of Borrowing, and approved by Agent for such purpose.
(ii)    Unless Agent receives contrary written notice prior to 3:00 p.m. (Applicable Time Zone) on the date of any proposed Borrowing, Agent shall be entitled to assume that each Lender will make available its applicable Pro Rata Share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such applicable Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to Agent, but Agent has made such amount available to the applicable Borrowers, such Lender and Borrowers jointly and severally agree to pay and repay Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date of such Borrowing until the date such amount is paid or repaid to Agent, at (A) in the case of Borrowers, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such Borrowing to (and including) three days after demand therefor by Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Loan, in each case, together with all costs and expenses incurred by Agent in connection therewith. If a Lender shall pay to Agent any or all of such amount, such amount so paid shall constitute a Loan by such Lender to Borrowers for purposes of this Agreement.
(h)    Swingline Loan. If (i) Agent shall elect, in its discretion, to have the terms of this Section 2.3(h) apply to a requested Borrowing of Revolving Credit Loans (as described in Section 2.3(f)(ii)), and (ii) the Swingline Lender, in its sole discretion, agrees to make a Swingline Loan, the Swingline Lender shall make a Loan in Dollars in the amount of such requested Borrowing (any such Loan made solely by the Swingline Lender under this Section 2.3(h) being referred to as an “Swingline Loan”) available to Borrowers in same day funds by wire transferring such amount to the Operating Account by 4:00 p.m. (Applicable Time Zone) on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the other Revolving Credit Loans except that prior to settlement all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Loan). The Swingline Lender shall not make any Swingline Loan if (i) the requested Borrowing would cause the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit issued at the request of Borrowers to exceed for the period beginning on the date of this Agreement and ending on the date falling 12 months after the date of this Agreement, in respect of a Borrowing (A) by or on behalf of a U.K. Borrower, the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the U.K. Borrowing Base on such Borrowing Date, (B) by or on behalf of a U.S. Borrower, the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the U.S. Borrowing Base on such Borrowing Date, and (C) the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Credit Commitment on such Borrowing Date, and thereafter, the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Credit Commitment on such Borrowing Date or (ii) the requested Borrowing would cause the aggregate outstanding amount of Swingline Loans to exceed 10% of the Aggregate Revolving Credit Commitment (the “Swingline Sublimit”). The Swingline Lender may reduce the Swingline Sublimit or resign as Swingline Lender with the consent of Borrower Agent and Agent. The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The Swingline Loans made by the Swingline Lender may, at the request of the Swingline Lender, be evidenced by a single promissory note payable to such Lender, in the form of Exhibit A-2 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by Borrowers and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swingline Lender, the Borrowers shall repay the outstanding Swingline Loans made by the Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.
(i)    Settlements. Each Revolving Credit Lender’s funded portion of any Revolving Credit Loan is intended to be equal at all times to such Lender’s applicable Pro Rata Share of all outstanding applicable Revolving Credit Loans. Notwithstanding such agreement, Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Swingline Loans, any applicable Protective Advances and any applicable Overadvances shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, with respect to (A) each outstanding Swingline Loan, applicable Protective Advance and applicable Overadvance and (B) all payments made by Borrowers on account of the applicable Revolving Credit Loans, in each case by notifying the applicable Revolving Credit Lenders of such requested Settlement in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. (Applicable Time Zone) on the date of such requested Settlement (any such date being a “Settlement Date”).
(ii)    Each Lender shall make the amount of such Lender’s applicable Pro Rata Share of the outstanding principal amount of the Swingline Loan, any applicable Protective Advance and any applicable Overadvance with respect to which Settlement is requested available to Agent in same day funds, for itself or for the account of Agent, to Agent’s Payment Account prior to 4:00 p.m. (Applicable Time Zone), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to Agent shall be applied against the amounts of the applicable Swingline Loan, applicable Protective Advance and applicable Overadvance, and, together with the portion of such Swingline Loan, any applicable Protective Advance and any applicable

Overadvance representing Agent’s applicable Pro Rata Share thereof, shall constitute applicable Revolving Credit Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Advances with respect to Revolving Credit Loans with an Interest Period of one (1) month.
(iii)    Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than the Bank) shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan, any applicable Protective Advance and any applicable Overadvance to the extent of such Lender’s applicable Pro Rata Share thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s applicable Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to Agent by any Lender, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans that are Base Rate Advances with an Interest Period of one (1) month, including any increase in such rate that is applicable under Section 4.2.
(iv)    From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan, applicable Protective Advance or applicable Overadvance under clause (C) above, Agent shall promptly distribute to such Lender such Lender’s applicable Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swingline Loan, applicable Protective Advance and applicable Overadvance.
SECTION 2.4    Application of Proceeds. The proceeds of the Loans shall be used by Borrowers for their general working capital purposes, expenses incurred by Borrowers in connection herewith and for other general corporate purposes, in each case, not prohibited by the terms of this Agreement.
SECTION 2.5    Revolving Credit Commitment; Mandatory Prepayments; Optional Prepayments.
(a)    Maximum Amount. In no event shall (i) the sum of the aggregate outstanding principal balance of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15) the Line Cap.
(b)    Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:
(i)    immediately upon discovery by or notice to Borrower Agent that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15),

Borrowers shall pay Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by Borrowers without the necessity of a demand by Agent or any Lender;
(ii)    [reserved]; and
(iii)    the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by Borrowers hereunder, shall become due and payable on the Termination Date.
(c)    Voluntary Prepayments. Borrowers may, at any time and from time to time, prepay the Loans, in whole or in part, upon at least two (2) Business Days’ irrevocable notice by Borrower Agent to Agent in the case of Base Rate Advances, and three (3) Business Days’ irrevocable notice by Borrower Agent to Agent in the case of SOFR Rate Advances, specifying the date and amount of prepayment, subject to the requirements of Section 4.3. If such notice is given, Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.
(d)    Reduction of Revolving Credit Commitments. Borrowers may by 20 days prior written notice to Agent elect to permanently reduce the Aggregate Revolving Credit Commitment. Each reduction shall be in a minimum amount of $5,000,000 or any greater integral increment of $1,000,000. Borrowers may not reduce the Aggregate Revolving Credit Commitment to an amount less than $10,000,000.
SECTION 2.6    Maintenance of Loan Account; Statements of Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Loans and Advances made by the Lenders to Borrowers or for Borrowers’ account, including the Revolving Credit Loans, interest, fees, Lender Group Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lenders from Borrowers or for Borrowers’ account, including, as set forth in Section 2.7 below, all amounts received from any Concentration Account, Lockbox Account or Blocked Account. Agent shall send Borrower Agent a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.
SECTION 2.7    Collection of Receivables.
(a)    Lockbox Accounts. By not later than ninety (90) days after the Closing Date (or such longer time as Agent may agree in its sole discretion), the U.S. Loan Parties shall have opened with the Bank one or more deposit accounts (each, a “Lockbox Account” and, collectively, the “Lockbox Accounts”) for the sole and exclusive purpose of receiving all checks, drafts, instruments and other items of payment (“Items of Payment”) received in respect of Collections (which for the avoidance of doubt, shall not include any payments related to any Permitted Receivables Assets).
(b)    Collections. By not later than 15 days after the date on which the applicable Lockbox Account or Concentration Account is (or, if earlier, is required to be) established pursuant to the Loan Documents (or such longer time as Agent may agree in its sole discretion), the U.S. Loan Parties shall have notified all existing Account Debtors and at all times thereafter the U.S. Loan Parties shall notify all new Account Debtors, to remit all payments of Receivables (other than Permitted Receivables Assets) and other payments constituting proceeds of Collateral directly to a Lockbox Account or

Concentration Account. The U.S. Loan Parties shall cause any Items of Payment (or cash or money) that the U.S. Loan Parties directly receive from any of their respective Account Debtors (which for the avoidance of doubt, shall not include any payments related to any Permitted Receivables Assets) subsequent to the Closing Date (notwithstanding its contrary direction, given per above) to be deposited on a daily basis into a Lockbox Account or a Concentration Account.
(c)    Blocked Accounts. Except as otherwise permitted under Section 8.22, as contemplated by clause (e) below with respect to accounts domiciled in the United Kingdom or as otherwise agreed in writing by Agent with respect to any accounts with and through the Bank, by no later than 90 days after the Closing Date (or such longer period as Agent may agree in its sole discretion), the U.S. Loan Parties shall establish and maintain Control Agreements with Agent and the applicable bank or securities intermediary, on terms reasonably satisfactory to Agent, with respect to all of their deposit accounts and securities accounts (each, together with any and all deposit accounts and securities accounts maintained with the Bank except to the extent such deposit accounts or securities accounts constitute Excluded Property or an Excluded Account, a “Blocked Account” and collectively, the “Blocked Accounts”).
(d)    Cash Dominion Period. If a Cash Dominion Period has occurred and is continuing, Agent may cause all funds deposited into any Blocked Account to be credited on a daily basis to the Loan Account, conditional upon final collection. Credit will be given only for funds received prior to 4:00 p.m. (Applicable Time Zone) by Agent in any Blocked Account. In all cases, the Blocked Accounts will be credited only with the net amounts actually received in payment of their Receivables. So long as no Cash Dominion Period is in effect, the U.S. Loan Parties may direct the manner of disposition of funds in their respective Blocked Accounts, including, for the avoidance of doubt, the Lockbox Accounts.
(e)    U.K. Loan Party Cash Management Provisions.
(i)    By not later than ninety (90) days after the Closing Date (or such longer period as agreed by Agent), the U.K. Loan Parties shall provide to Agent:
(A)    evidence that all of its collections accounts (other than any U.K. Lloyds Account) which are not held with Agent have been closed;
(B)    evidence that all of its Account Debtors have been notified in writing to make payments (which for the avoidance of doubt, shall not include any payments related to any Permitted Receivables Assets) with respect to its Accounts to accounts held with Agent in England (or such other jurisdiction satisfactory to Agent) (“U.K. Collection Accounts”); and
(C)    duly executed Control Agreements evidencing Agent’s springing control (to be exercised only if a Cash Dominion Period has occurred and is continuing) in respect of each U.K. Collection Account and the U.K. Loan Parties shall use commercially reasonable efforts to procure the delivery of a Control Agreement evidencing Agent’s springing control (to be exercised only if a Cash Dominion Period has occurred and is continuing) in respect of each U.K. Lloyds Account.
(ii)    Except as otherwise agreed to in writing by the Agent and U.K. Borrower, upon the occurrence of a Cash Dominion Period and while it is continuing, Agent shall cause all funds deposited into any U.K. Collection Account be applied to the Obligations on a pro rata basis in accordance with Section 10.5. Credit will be given only for funds received prior to 4:00 p.m. (Applicable Time Zone) by Agent in any U.K. Collection Account. In all cases, the U.K. Collection Accounts will be credited only with the net amounts actually received in payment of their Receivables.
(f)    Held in Trust. The Loan Parties will hold Items of Payment in trust and for the account and as the property of Agent until remitted as provided hereinabove, and the Loan Parties will not establish any other deposit account, lockbox, lockbox account, concentration account or blocked account for the purpose of collecting any such Items of Payment or divert or direct at any time any such Items of Payment to any other deposit account.
SECTION 2.8    Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.
SECTION 2.9    Payment Procedures.
(a)    Loan Account.    Borrowers hereby authorize Agent to charge the Loan Account or any other account of Borrowers with Agent with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account.
(b)    Time of Payment. Each payment by Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (Applicable Time Zone) on the due date thereof to Agent, for the account of the Lenders according to their applicable Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of Agent or Swingline Lender only or (ii) under the settlement provisions of Section 2.3(i), Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective applicable Pro Rata Shares.
(c)    Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.
(d)    Application. Subject to Section 10.4, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.
SECTION 2.10    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.11, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, then such Lender (at the request of Borrower Agent) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.11 or Section 4.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 2.11    Replacement of Lenders. If any Lender requests compensation under Section 4.11, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice by Borrower Agent to such Lender and Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.11 or Section 4.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 12.7; (b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 4.11 or payments required to be made pursuant to Section 4.12, such assignment will result in a reduction in such compensation or payments thereafter; (d) such assignment does not conflict with applicable law; and (e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that Borrower or any Lender that is not a Defaulting Lender may have against any Defaulting Lender. Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.11 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, Agent and the assignee and that the Lender making such assignment need not be a party thereto.
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 11.9.

SECTION 2.12    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Requirements of Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE X or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer or Swingline Lender hereunder; third, to cash collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 12.7; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuers or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and each Letter of Credit Issuer irrevocably consents hereto.

(iii)    Unused Line Fees and Letter of Credit Fees.
(A)    No Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Lender shall be entitled to receive letter of credit fees pursuant to Section 4.5 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.17.
(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Letter of Credit Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate amount of outstanding Loans and outstanding reimbursement obligations in respect of Letters of Credit of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.29, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, cash collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.
(b)    Defaulting Lender Cure. If the Borrower Agent, Agent, the Swingline Lender and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other

Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Letter of Credit Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.13    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrower Agent made in accordance herewith, each Letter of Credit Issuer agrees (severally, not jointly or jointly and severally) to issue a requested Letter of Credit in the Available Currency for the account of specified Borrowers of a tenor and containing terms acceptable to Agent and such Letter of Credit Issuer, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that (i) the Letter of Credit Issuers shall have no obligation to cause to be issued any Letter of Credit with an termination date after the Termination Date, (ii) if a Letter of Credit is issued with an expiration date after the Termination Date, the applicable Borrowers shall Collateralize such Letter of Credit in full immediately and (iii) the Letter of Credit Issuers shall have no obligation to cause to be issued any Letter of Credit if any Lender is at that time a Defaulting Lender, unless Letter of Credit Issuers have entered into arrangements, including the cash collateralization, satisfactory to such Letter of Credit Issuer (in its sole discretion) with the Borrower Agent or such Lender to eliminate such Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.12(a)(iv)) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other Obligations as to which such Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion. The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Termination Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans and Swingline Loans shall not exceed the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the Borrowing Base.
(b)    Immediately upon issuance, amendment, renewal, or extension of any Letter of Credit by a Letter of Credit Issuer in accordance with the procedures set forth in this Section 2.13, without any further action on the part of the Letter of Credit Issuers or the Lenders, each applicable Lender shall be deemed to have irrevocably and unconditionally purchased and received from the applicable Letter of Credit Issuer and Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s applicable Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including all obligations of the applicable

Borrowers with respect thereto, other than amounts owing to such Letter of Credit Issuer or Agent pursuant to the first sentence of Section 4.5) and any security therefor or guaranty pertaining thereto. Each Letter of Credit Issuer shall have the right, with the consent of the Borrower Agent and Agent, to reduce the Letter of Credit Sublimit or resign as Letter of Credit Issuer.
(c)    Whenever Borrower Agent desires the issuance of a Letter of Credit, Borrower Agent shall deliver to Agent and the Letter of Credit Issuers a written notice no later than 2:00 p.m. (Applicable Time Zone) at least ten (10) Business Days (or such shorter period as may be agreed to by Agent and the Letter of Credit Issuers) in advance of the proposed date of issuance of a letter of credit request substantially in the form attached as Exhibit D and indicating the applicable Borrower requesting such Letter of Credit (a “Letter of Credit Request”). The transmittal by Borrower Agent of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrower Agent that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, Borrower Agent shall provide to Agent and the Letter of Credit Issuers a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuers to make payment under such Letter of Credit. Each of Agent and the Letter of Credit Issuers, in their Permitted Discretion, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.
(d)    Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) Borrower Agent shall be deemed to have timely given a Notice of Borrowing to Agent for an applicable Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans comprised of Base Rate Advances in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse the Letter of Credit Issuers for the amount of such drawing or payment. If for any reason, proceeds of Advances are not received by Agent on such date in an amount equal to the amount of such drawing, Borrowers shall reimburse Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.
(e)    As among Borrowers, Agent, the Letter of Credit Issuers and each Lender, Borrowers assume all risks of the acts and omissions of Agent and the Letter of Credit Issuers (other than for the gross negligence or willful misconduct of Agent or a Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Agent nor any of the Lenders nor the Letter of Credit Issuers shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuers, Agent or the Lenders, provided, that the foregoing shall not release Agent or the Letter of Credit Issuers for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Agent’s rights or powers hereunder. Any action taken or omitted to be taken by Agent or a Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of Agent or such Letter of Credit Issuer, as the case may be, shall not create any liability of Agent or such Letter of Credit Issuer to any Borrower or any Lender.
(f)    The obligations of Borrowers to reimburse the Letter of Credit Issuers for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.
SECTION 2.14    Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15    Protective Advances and Optional Overadvances.
(a)    Protective Advances. Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Credit Loans to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans or other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including fees and Lender Group Expenses) and other sums payable under the Loan Documents (any of such Revolving Credit Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Credit Commitment, (ii) after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit issued at the request of Borrowers shall not exceed 110% of the Borrowing Base on such Borrowing Date, and (iii) no Protective Advance shall be made pursuant to this Section 2.15 if it would cause the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date. Protective Advances may be made even if the conditions precedent to Borrowing set forth in Section 5.2 have not been satisfied. Notwithstanding anything to the contrary set forth in Section 2.1, at any time that there is sufficient Excess Availability and the conditions set forth in Section 5.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations described in clause (e) below. Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof.
(b)    Overadvances. Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to knowingly and intentionally, continue to make Revolving Credit Loans to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit issued at the request of Borrowers shall not exceed the lesser of (i) 110% of the Borrowing Base as of such Borrowing Date, and (ii) the Aggregate Revolving Credit Commitment on such Borrowing Date. In the case of Overadvances that result from Agent knowingly and intentionally continuing to make Revolving Credit Loans to Borrowers notwithstanding that an Overadvance exists or would be created thereby, if such Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay the Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. In the case of all other Overadvances, Borrowers shall within two (2) Business Days of a Responsible Officer’s knowledge thereof repay the Revolving Credit Loans in an amount sufficient to eliminate such Overadvances. Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5(a).

(c)    Upon the making of a Protective Advance (other than a Protective Advance made by Agent for its own account pursuant clause (iii) of the proviso in Section 2.15(a) or Section 2.15(b)) or an Overadvance by Agent (whether before or after the occurrence of a Default or Event of Default), each applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty an undivided interest and participation in such applicable Protective Advance or such applicable Overadvance, as the case may be, in proportion to its applicable Pro Rata Share. On any Business Day, Agent may, in its sole discretion, give notice to the applicable Lenders that the applicable Lenders are required to fund their risk participation in applicable Protective Advances and applicable Overadvances, in which case each applicable Lender shall fund its participation on the date specified in such notice. Notwithstanding the foregoing, Agent may also request Settlement of all applicable Protective Advances and applicable Overadvances in accordance with Section 2.3(i). From and after the date, if any, on which any applicable Lender is required to fund its participation in any applicable Protective Advance or applicable Overadvance purchased hereunder, Agent shall promptly distribute to such applicable Lender, such Lender’s applicable Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such applicable Protective Advance or applicable Overadvance.
(d)    Each Protective Advance and each Overadvance shall be deemed to be a Revolving Credit Loan hereunder, except that no Protective Advance nor any Overadvance shall be eligible to be a SOFR Rate Advance and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances, including interest thereon, shall be payable solely to Agent for its own account (and, following the funding by any Lender of its participation in any Protective Advance or Overadvance purchased hereunder, pro rata for the account of the Lenders participating in such Protective Advances and Overadvances). Protective Advances and Overadvances shall be repayable upon demand, shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The provisions of this Section 2.15 are for the exclusive benefit of Agent, Swingline Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
SECTION 2.16    Increase of Commitments; Additional Lenders.
(a)    Borrowers may increase in one or more installments, upon the request of Borrower Agent, the then effective amount of the Aggregate Revolving Credit Commitment identifying the applicable Revolving Credit Commitment to be increased; provided that: (i)(x) the aggregate principal amount of the increases in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16, shall not exceed $75,000,000 and (y) each increase in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16 shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (ii) Borrowers shall execute and deliver such documents and instruments and take such other actions as may be required by Agent in connection with such increases and at the time of any such proposed increase; (iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and all representations and warranties by or on behalf of each Loan Party and its Subsidiaries set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, true and correct in all material respects on and as of such earlier date; (iv) the Incremental Revolving Credit Commitments provided under this Section 2.16 (the “Incremental Revolving Credit Commitments”) shall have an expiration date no earlier than the

Termination Date; (v) Borrowers shall be in pro forma compliance with the Financial Covenant as of the most recently ended Fiscal Quarter for which Financial Statements have been delivered (regardless of whether or not then tested), calculated as if such Incremental Revolving Credit Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance; and (vi) all other terms and conditions with respect to the Incremental Revolving Credit Commitments shall, except with respect to All-In Yield (which shall be subject to clause (d) below), be identical to those applicable to the Revolving Credit Commitments or otherwise satisfactory to Agent.
(b)    Agent shall invite each Lender to increase the principal amount of its applicable Revolving Credit Commitment, on a pro rata basis, in connection with the proposed Incremental Revolving Credit Commitments at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their applicable Revolving Credit Commitments in connection with such proposed Incremental Revolving Credit Commitments, then Agent or Borrowers may invite any prospective lender who is an Eligible Assignee to become a Lender (each such new lender being an “Additional Lender”) in accordance with this Section 2.16. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its applicable Revolving Credit Commitment. Only the consent of the Lenders agreeing to increase their applicable Revolving Credit Commitments (the “Increasing Lenders”) shall be required for an increase in the aggregate principal amount of the applicable Revolving Credit Commitments pursuant to this Section 2.16. No Lender which declines to increase the principal amount of its applicable Revolving Credit Commitments may be replaced in respect to its existing applicable Revolving Credit Commitments, as applicable, as a result thereof without such Lender’s consent.
(c)    Subject to subsections (a) and (b) of this Section 2.16, any increase requested by Borrowers shall be effective upon delivery to Agent of each of the following documents (the date of such effectiveness, the “Increase Date”): (i) an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, in form and substance reasonably acceptable to Agent; (ii) a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to Agent, signed by a Responsible Officer of Borrower Agent; (iii) a certificate of Borrower Agent signed by a Responsible Officer, in form and substance acceptable to Agent, certifying that each of the conditions in subsection (a) of this Section 2.16 has been satisfied; and (iv) any other certificates, opinions or documents that Agent shall request, each in form and substance satisfactory to Agent.
(d)    Anything to the contrary contained herein notwithstanding, the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments shall be equal to or higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date; provided that if the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments is higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date (the amount by which the All-In Yield is higher, the “Excess”), then the interest margin applicable to the Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, subject to the occurrence of and effective upon the Increase Date and without the necessity of any action by any party hereto.
(e)    Each of the Lenders having a Revolving Credit Commitment prior to the Increase Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Swingline Loans and undrawn Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Swingline Loans and Letters of Credit will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Revolving Credit Commitments.
(f)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to the Incremental Revolving Credit Commitments pursuant to this Section 2.16.
SECTION 2.17    Cash Collateral.
(a)    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Agent or any Letter of Credit Issuer (with a copy to Agent), the Borrowers shall cash collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)    Grant of Security Interest. The U.S. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender (other than any Defaulting Lender incorporated in England and Wales), hereby grants to Agent, for the benefit of the Letter of Credit Issuers, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (c) below. If at any time Agent determines that such cash collateral is subject to any right or claim of any Person other than Agent and the Letter of Credit Issuers as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by Agent, pay or provide to Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and each Letter of Credit Issuer that there exists excess cash collateral; provided that, subject to Section 2.12 the Person providing cash collateral and each Letter of Credit Issuer may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.18    Discretionary Guarantors. At any time after the Closing Date, the Borrowers may request to add a wholly-owned Subsidiary of the Borrowers that is otherwise an Excluded Subsidiary as a Discretionary Guarantor, subject to satisfaction of the following requirements:
(a)    the Borrowers shall provide a Notice of Additional Guarantor to the Agent of its request to add any Excluded Subsidiary as a Discretionary Guarantor at least thirty (30) days (or such shorter period as the Agent may agree in sole discretion) prior to the date of such Subsidiary becoming a Discretionary Guarantor;
(b)    with respect to any Foreign Subsidiary organized or incorporated outside of Canada, England or Wales proposed to become a Discretionary Guarantor, the Agent’s prior written consent shall be required to approve the applicable jurisdiction in which such Foreign Subsidiary is organized or incorporated (which may be withheld in the Agent’s reasonable discretion, including if the Agent reasonably determines that such Subsidiary is organized or incorporated under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized or incorporated in the relevant jurisdiction is adversely limited by applicable Laws or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are adversely limited by applicable Law or (iii) there is any reasonably identifiable adverse political or legal risk to the Lenders or the Agent associated with such jurisdiction);
(c)    the Borrowers and such Discretionary Guarantor shall (i) execute and deliver the documents required to be delivered by a Subsidiary that is not an Excluded Subsidiary under Section 7.20 and any and all further guarantees, security agreements, pledges or similar collateral documentation reasonably requested by, and in form and substance reasonably satisfactory to, the Agent, that is reasonable and customary for the jurisdiction of formation or incorporation of such Discretionary Guarantor, which such documentation required for such treatment shall be subject to reasonable and customary guaranty and securities principles for such jurisdiction of such Discretionary Guarantor, and (ii) take all further actions (including the filing and recording of financing statements and other documents) reasonably requested by the Agent to Guarantee the Obligations and grant a perfected security interest in such Discretionary Guarantor’s assets constituting Collateral to secure the Obligations;
(d)    as a condition to the effectiveness of any Subsidiary becoming a Discretionary Guarantor, such Subsidiary shall deliver opinions, board resolutions and officers’ certificates or directors’ certificates (as applicable) and/or other documentation consistent with those delivered on the Closing Date under Section 5.1 and all documentation and other information reasonably requested by the Agent or any Lender or required by regulatory authorities in order for the Agent and the Lenders to comply with requirements of any anti-money laundering rules and regulations, including the USA PATRIOT Act, the Proceeds of Crime Act or similar or analogous laws or regulations in any other jurisdiction applicable to a Loan Party and any applicable “know your customer” rules and regulations, to the extent reasonably requested by the Agent or any Lender; and
(e)    once the Borrowers make such election under this Section 2.18 with respect to such Discretionary Guarantor, such election shall be binding and such Discretionary Guarantor shall not be able to revert or convert back into or otherwise treated as an Excluded Subsidiary.
ARTICLE III
[RESERVED]

ARTICLE IV
INTEREST, FEES AND EXPENSES
SECTION 4.1    Interest. Subject to Section 4.2, Borrowers shall pay to Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at the following rates per annum:
(a)    Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to (i) the Base Rate then in effect plus (ii) the Applicable Margin.
(b)    SOFR Rate Advances. If such Advance is a SOFR Rate Advance, at a rate which is equal at all times during the Interest Period for such SOFR Rate Advance to (i) the Adjusted Term SOFR for the Interest Period selected by Borrower Agent corresponding to such SOFR Rate Advance plus (ii) the Applicable Margin.
SECTION 4.2    Interest and Letter of Credit Fees After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of Agent or the Required Lenders, (i) all Loans and all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable thereunder, and (ii) the letter of credit fee pursuant to Section 4.4(a) shall be payable at the rate that would otherwise apply under Section 4.4(a) plus up to an additional two percent (2%).
SECTION 4.3    [Reserved].
SECTION 4.4    Unused Line Fees. Borrowers shall pay to Agent for the ratable benefit of the Lenders on the first day of each month, commencing with the month immediately following the Closing Date, and on the Termination Date, in arrears, an unused line fee (the “Unused Line Fee”) equal to the product of 0.25% per annum multiplied by the difference, if positive, between (i) the Aggregate Revolving Credit Commitment and (ii) the average daily Revolver Usage.
SECTION 4.5    Letter of Credit Fees. Each Borrower shall pay to each Letter of Credit Issuer for its own account (i) a fronting fee in respect of each Letter of Credit issued by such Letter of Credit Issuer for the account of such Borrower in an amount equal to 0.125% of each such Letter of Credit, which fee shall be payable upon the issuance thereof and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. In addition, each Borrower shall pay to Agent for the ratable benefit of the Lenders in respect of each Letter of Credit issued at the request of such Borrower, on the first day of each month, commencing with the month immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears, a fee equal to (a) the Applicable Margin then in effect with respect to SOFR Rate Advances, multiplied by (b) the daily average of the amount of such Letters of Credit outstanding during the preceding month or during the interim period ending on the expiry date, as the case may be.
SECTION 4.6    [Reserved].
SECTION 4.7    [Reserved].

SECTION 4.8    Fee Letter. Borrowers shall pay to Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to Agent under the Fee Letter.
SECTION 4.9    Calculations. All calculations of interest and fees hereunder shall be made by Agent on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrowers hereby acknowledge and agree that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrowers under the Loan Document.
SECTION 4.10    Replacement of Interest Rates.
(a)    SOFR Replacement.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Applicable Time Zone) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No document evidencing a Swap shall be deemed to be a “Loan Document” for purposes of this Section 2.14.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(a)(iii). Any determination, decision or election that may be made by the

Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 4.11    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR) or Letter of Credit Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (vii) of the definition of Excluded Taxes and

(C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.11 and delivered to Borrowers will be conclusive absent manifest error. Borrowers will pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.11 shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.12    Taxes.
(a)    Defined Terms. For purposes of this Section 4.12, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this clause (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.12, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(g)    [Reserved].
(h)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than in respect of an advance to a U.K. Borrower, to which Section 4.13 shall apply) shall deliver to Borrower Agent and Agent, at the time or times reasonably requested by Borrower Agent or Agent, such properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Agent or Agent as will enable Borrower Agent or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation (i) set forth in Section 4.12(h)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the U.S. Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower Agent or Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Agent and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(E)    On or before the date the Agent becomes a party to this Agreement, the Agent shall deliver to the Borrower Agent whichever of the following is applicable: (a) if the Agent is a U.S. Person, two executed copies of IRS Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding Tax and that it is either (x) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (y) hereby represents that it will otherwise handle US withholding Tax compliance with respect to payments to the Lenders (such that the Borrowers can make such payments to the Agent without collecting U.S. withholding Tax) or (b) if the Agent is not a U.S. Person, (x) two executed copies of IRS Form W-8ECI or W-8BEN-E (or successor forms) (together with all required accompanying documentation) with respect to any amounts payable to Agent for its own account and (y) two (2) executed copies of IRS Form W-8IMY (or successor form) certifying that the Agent is a “qualified intermediary” or a “U.S. branch” for the amounts the Agent receives for the account of others. At any time thereafter, the Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.
Each Lender agrees that if any form, certification or documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form, certification or documentation or promptly notify Borrower Agent and Agent in writing of its legal inability to do so.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.12 (including by the payment of additional amounts pursuant to this Section 4.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    [Reserved].
(k)    [Reserved].

(l)    Survival. Each party’s obligations under this Section 4.12 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.13    U.K. Tax Matters.
(a)    U.K. Tax Deduction.
(i)    A U.K. Borrower shall, promptly upon becoming aware that it must make a U.K. Tax Deduction (or that there is any change in the rate or the basis of a U.K. Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the U.K. Borrower.
(ii)    (A) Subject to Section 4.13(ii)(B) below, a U.K. Treaty Lender and a U.K. Borrower making a payment to which that U.K. Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for a U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.
(B)    (1) A U.K. Treaty Lender becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name at Annex A; and
(2) a U.K. Treaty Lender which becomes a party to this Agreement after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party to this Agreement as a Lender, and having done so, that Lender shall be under no obligation pursuant to Section 4.13(a)(ii)(A).
(iii)    If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 4.13(a)(ii)(B) above and:
(A)    a U.K. Borrower making a payment to that Lender has not made a U.K. Borrower DTTP Filing in respect of that Lender; or
(B)    a U.K. Borrower making a payment to that Lender has made a U.K. Borrower DTTP Filing in respect of that Lender but:
(1)    that U.K. Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(2)    HM Revenue & Customs has not given a U.K. Borrower authority to make payment to that Lender without a U.K. Tax Deduction within 60 days of the date of the U.K. Borrower DTTP Filing; or

(3)    HM Revenue & Customs has given a U.K. Borrower authority to make payments to that Lender without a U.K. Tax Deduction but such authority has subsequently been revoked or expired, and in each case, a U.K. Borrower has notified that Lender in writing, that Lender and a U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a U.K. Tax Deduction.
(iv)    If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.13(a)(ii)(B), no Loan Party shall make any U.K. Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.
(v)    A U.K. Borrower shall, promptly on making the U.K. Borrower DTTP Filing, deliver a copy of the U.K. Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(vi)    A U.K. Non-Bank Lender shall promptly notify a U.K. Borrower and the Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.
(vii)    Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a party to this Agreement as a Lender, and for the benefit of the Agent and without liability to any Lender, which of the following categories it falls within:
(A)    not a U.K. Qualifying Lender;
(B)    a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or
(C)    a U.K. Treaty Lender.
If such a Lender fails to indicate its status in accordance with this Section 4.13(a)(vii), then that Lender shall be treated for the purposes of this Agreement (including by a U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Agreement as a Lender shall not be invalidated by any failure of that Lender to comply with this Section 4.13(vii).
(b)    VAT.
(i)    All amounts set out or expressed in a Loan Document to be payable by any party to any Lender and/or any Agent (a “Finance Party”) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 4.13(b)(ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and that Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).
(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Receiving Finance Party”) under a Loan Document, and any party other than the Receiving Finance Party (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Finance Party in respect of that consideration),
(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Finance Party must (where this Section 4.13(b)(ii)(A) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Finance Party receives from the relevant tax authority which the Receiving Finance Party reasonably determines relates to the VAT chargeable on that supply; and
(B) (where the Receiving Finance Party is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Receiving Finance Party, pay to the Receiving Finance Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party against the VAT incurred by the Finance Party in respect of the cost or expense, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 4.13(b) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including but not limited to the Value Added Tax Act 1994) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(v)    In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
(c)    If: (i) a Lender assigns, novates, transfers, sub-participates, sub-contracts or otherwise disposes of any of its rights or obligations under the Loan Documents or changes its lending office or branch; and (ii) as a result of circumstances existing at the date the assignment, novation, transfer, sub-participation, sub-contract or other change occurs, a U.K. Borrower would be obliged to make a payment to the relevant Lender, new Lender or Lender acting through its new office or branch under Section 4.12 or 4.13 on account of a Tax Deduction, then the relevant Lender, new Lender or Lender acting through its new office or branch is not entitled to receive payment under Section 4.12 or Section 4.13 to the extent such payment would be greater than the payment that would have been made to the existing Recipient or Recipient acting through its previous office or branch had the assignment, novation, transfer, sub-participation, sub-contract or other change not occurred.
ARTICLE V
CONDITIONS OF LENDING
SECTION 5.1    Conditions to Initial Loan or Letter of Credit. The obligation of the Lenders to make the initial Loans or of any Letter of Credit Issuer to cause to be issued the initial Letter of Credit is subject to the satisfaction or waiver in writing of the following conditions prior to making of such initial Loan or Letter of Credit:
(a)    Loan Documents. Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to Agent, in form and substance satisfactory to Agent and its counsel:
(i)    counterparts of this Agreement, duly executed by the parties hereto;
(ii)    the Notes, each duly executed by Borrowers, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;
(iii)    a Guaranty and Security Agreement, duly executed by each Loan Party;
(iv)    the U.K. Security Documents, duly executed by the parties thereto;
(v)    (i) copies of financing statements duly authorized under the Uniform Commercial Code (naming Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) with respect to each Loan Party in the jurisdiction in which such Loan Party is organized as set forth on Schedule 6.1(a) and (ii) duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that Agent deems necessary or desirable together with payoff letters from any creditors of the Loan Parties being paid off on the Closing Date;
(vi)    completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (v) above and in all other jurisdictions that Agent deems necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(vii)    Acceptable Intercreditor Agreement duly executed by the parties thereto;
(viii)    a financial condition certificate of the chief financial officer or controller of each of the Loan Parties, in the form of Exhibit F;
(ix)    a Borrowing Base Certificate, duly executed by Borrower Agent’s chief financial officer or controller prepared on a pro forma basis as of the last day of the fiscal month immediately preceding the Closing Date, reflecting that, upon giving effect to the initial funding of Loans and issuance of any Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith, as well as any payables stretched beyond 60 days after the original due date, (1) Excess Availability is in an amount not less than the greater of (x) 15% of the Line Cap and (y) $9,000,000 and (2) Liquidity is in an amount equal to or greater than the sum of the Excess Cash Burn for the preceding four (4) Fiscal Quarter period;
(x)    the following (collectively, the “Historical Financials”) (A) the audited Financial Statements for the fiscal year ended January 31, 2024, certified by the Auditors, (B) a pro forma consolidated and consolidating balance sheet of the Loan Parties and their Subsidiaries as of November 30, 2024, after giving effect to the consummation of the transactions contemplated hereby, in form and substance satisfactory to Agent, and (C) a certificate executed by a Responsible Officer of Borrower Agent certifying that since January 31, 2024, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (II) all data, reports and information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time, and (III) all projections and budgets heretofore furnished to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by Borrowers to be reasonable at the time of preparation;
(xi)    Agent shall have received a written opinion of Paul Hastings LLP, in its capacity as each Loan Parties’ United States counsel and Norton Rose Fulbright LLP, in its capacity as Agent’s U.K. counsel, as well as any other local counsel to any Loan Party or Agent, each in form and substance reasonably satisfactory to Agent;
(xii)    [reserved];
(xiii)    a copy of the Business Plan for the three (3) year period commencing on the Closing Date, accompanied by a certificate executed by the chief financial officer or controller of Borrower Agent certifying to Agent and the Lenders that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date hereof, and represents, as of the date hereof, Borrower Agent’s good faith estimate of its future financial performance;
(xiv)    copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan

Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary, an Assistant Secretary or, in the case of a U.K. Loan Party, a director of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing, Letter of Credit Requests, and Notices of Continuation/Conversion on behalf of Borrowers, and (D) in the case of a U.K. Loan Party, that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that U.K. Loan Party, which is certified by a director of that U.K. Loan Party to be complete, correct and not amended or superseded as at a date no later than the Closing Date;
(xv)    a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation of each U.S. Loan Party, dated within thirty (30) days of the Closing Date (unless otherwise approved by Agent in its discretion), listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office and (B) such U.S. Loan Party has paid all State income and franchise Taxes to the date of such certificate;
(xvi)    a good standing or existence certificate, as applicable, from the Secretary of State of each state in which each U.S. Loan Party is formed or incorporated, each dated within thirty (30) days of the Closing Date (unless otherwise approved by Agent in its discretion);
(xvii)    a field examination of the financial condition of Borrowers and their books and records satisfactory to Agent;
(xviii)    [reserved];
(xix)    a closing certificate from a Responsible Officer of each Borrower, in the form of Exhibit G; and
(xx)    evidence of Loan Parties’ insurance coverage.
(b)    No Litigation. There shall be no pending or, to the knowledge of the Loan Parties after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    Reimbursement. Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement, for which payment has been requested, (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to Agent under the Fee Letter that are required to be paid on the Closing Date.
(d)    No Change. No change, occurrence, event or development or event involving a prospective change that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred since January 31, 2024.
(e)    Material Contracts. Agent and its counsel shall have performed (i) a review satisfactory to Agent of all of the Material Contracts and other assets of each Loan Party, the financial condition of each Loan Party, including all of its tax, litigation, environmental and other potential contingent liabilities, the capitalization and capital structure of each Loan Party and the cash management and management information systems of Borrowers, (ii) a pre-closing audit and collateral review and (iii) reviews and investigations of such other matters as Agent and its counsel deem appropriate, in each case with results satisfactory to Agent in its Permitted Discretion.
(f)    Law. The Loan Parties shall be in compliance with all Requirements of Law, including Environmental Law and Material Contracts other than such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Liens. Substantially contemporaneously with the Closing Date, subject to Section 7.23, the Liens in favor of Agent shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of Agent and Permitted Liens.
(h)    Due Diligence. Agent shall have completed satisfactory business and legal due diligence.
(i)    Payment of Outstanding Indebtedness, etc. Agent shall have received reasonably satisfactory evidence that all Indebtedness pursuant to that certain Uncommitted Trade Loan Facility Agreement, dated as of June 10, 2024, by and between the Borrower and Citibank, N.A., as amended, supplemented, restated, amended and restated or otherwise modified from time to time, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loan and all obligations with respect thereto will, substantially concurrently with the making of the initial Loan, be terminated (other than contingent indemnification obligations), and payoff letters evidencing that all Liens securing payment of any such Indebtedness will substantially contemporaneously be released at the time of the making of the initial Loan, on terms and in a manner reasonably satisfactory to Agent.
(j)    KYC. Upon the request reasonable of Agent or any Lender made at least ten (10) days prior to the Closing Date, Borrowers shall have provided to Agent or such Lender no later than five (5) days prior to the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” provisions of Anti-Money Laundering Laws, including the PATRIOT Act. At least three (3) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Agent a Beneficial Ownership Certification in relation to such Borrower.

SECTION 5.2    Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make any Loan or any Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit; and
(c)    No Overadvance. No Overadvance shall exist or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.
Each condition in Section 5.1 and Section 5.2 that are subject to the satisfaction or discretion of Agent, any Lender or any Letter of Credit Issuer shall be deemed satisfied upon Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, making of any Loan or the issuance of any Letter of Credit. For the avoidance of doubt, the conditions set forth in this Section 5.2 do not apply to Protective Advances or Overadvances made in accordance with Section 2.15.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.1    Representations and Warranties of Borrowers. Each of the Borrowers makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:
(a)    Organization, Good Standing or Existence and Qualification. Each of Navan and R&M US is duly qualified as a corporation under the laws of the State of Delaware. Each Loan Party (i) is an Entity duly organized, validly existing and/or in good standing, as applicable, under the laws of the state or jurisdiction of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, Schedule 6.1(a) specifies the jurisdiction in which each Loan Party is organized or incorporated and all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity as of the Closing Date, except for any such jurisdiction for which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 6.1(a) also specifies the tax identification numbers and organizational identification numbers of each Loan Party. The information included in the Beneficial Ownership Certification most recently provided to Lenders, if applicable, is true and correct in all respects.
(b)    Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c)    Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of the holders of its Equity Interests, where required) has been taken.
(d)    Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)    No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any Requirement of Law, (iii) do not and will not contravene any Material Contract, except, in the case of clauses (ii) and (iii), as such contravention could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.
(f)    Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filings or other actions listed on Schedule 6.1(f), and (iv) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Ownership; Subsidiaries. Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, the Persons that own the Equity Interests of each such Loan Party (other than the Borrower Agent), and the number of Equity Interests owned by each such Person. The Borrower Agent has no Subsidiaries other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party in the amounts specified on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) free and clear of all Liens other than Liens permitted pursuant to Section 8.8. The Borrower Agent has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). All of the outstanding Equity Interests in the Borrower Agent have been validly issued and are fully paid and nonassessable.
(h)    Solvency. The Loan Parties, on a consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
(i)    Financial Data. Borrower Agent has provided to Agent complete and accurate copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered. Since January 31, 2024, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)    Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.
(k)    Legal and Trade Name. For the five-year period preceding the Closing Date, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious name, except (i) for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party and (ii) as set forth on Schedule 6.1(k).
(l)    No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

(m)    Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
(n)    Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.
(o)    Taxes and Tax Returns.
(i)    Each Loan Party and each of its Subsidiaries has properly completed and timely filed all U.S. federal and state income and other material Tax returns it is required to file and such returns were complete and accurate in all material respects.
(ii)    All U.S. federal and state income and other material Taxes required to have been paid by each Loan Party and each of its Subsidiaries or imposed against any of its property, income or assets have been timely paid.
(iii)    No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for Taxes.
(p)    No Judgments or Litigation. Except as specified in Schedule 6.1(p), no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.
(q)    Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, as reflected in their most recent financial statements delivered pursuant to this Agreement, except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
(r)    [Reserved].
(s)    [Reserved].
(t)    Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(u)    Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent and other Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(v), the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations).
(v)    ERISA, Foreign Plans and U.K. Pensions.
(i)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(A)    Neither any Loan Party nor any ERISA Affiliate maintains or contributes to any Pension Plan or Multiemployer Plan other than those specified in Schedule 6.1(v).
(B)    No Termination Event has occurred nor has any other event occurred or is reasonably likely to occur that is likely to result in a Termination Event;
(C)    Each Loan Party and each ERISA Affiliate is in compliance in all respects with all applicable provisions of ERISA and the Code with respect to all Plans and each Loan Party has administered all Plans in compliance with the terms of the applicable Plan;
(D)    There has been no non-exempt prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code (“Prohibited Transaction”) with respect to any Plan. Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan or any trust created thereunder. With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business;
(E)    Each Plan and each trust established thereunder that is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter that could reasonably be expected to adversely affect the qualified status of such Plan or trust;
(F)    The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date;
(G)    There are no actions, suits, claims or other proceedings pending or, to the knowledge of Borrowers, threatened against any Loan Party, or against any Subsidiary of a Loan Party, or otherwise involving a Plan (other than routine claims for benefits), that could reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any Subsidiary;
(H)    No Loan Party is a Benefit Plan, nor do the assets of any Loan Party constitute Plan Assets or “plan assets” of any governmental plan that are subject to laws or regulations similar to Section 406 of ERISA or Section 4975 of the Code;
(I)    With respect to any Foreign Plan (if any), (i) all employer and employee contributions required of any Loan Party or any Subsidiary by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable generally accepted accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities; and
(J)    No Loan Party is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b)”connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.
(w)    Intellectual Property. Set forth on Schedule 6.1(w) is a complete and accurate list of all material Patents and all material registered Trademarks and Copyrights registered in the United States Patent and Trademark Office or United States Copyright Office or any relevant office or agency in any applicable foreign jurisdiction, and all exclusive licenses thereof, of the Loan Parties, showing as of the date hereof the jurisdiction in which registered, the registration number (if applicable) and the date of filing. To the knowledge of each Loan Party, and except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party owns, licenses, or otherwise has a right to use, all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Loan Party’s knowledge, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.
(x)    [Reserved].
(y)    Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (iv) no Environmental Lien has attached to any Collateral and no conditions exist that could reasonably be expected to result in the imposition of such a Lien on any Collateral. Except as could not reasonably be expected to have a Material Adverse Effect, all of the real property used in the business (including its Equipment) is free, and has at all times been free, of Hazardous Materials, underground storage tanks and underground waste disposal areas.
(z)    Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(aa)    Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);
(ii)    a Person owned 50% or more or Controlled by any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to Anti-Money Laundering Laws or Sanctions; or
(iv)    a Person, or is owned 50% or more or controlled by a Person, that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person, or is owned 50% or more or controlled by a Person, that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.
(bb)    Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc)    Material Contracts. Set forth on Schedule 6.1(cc) (as such Schedule may be amended from time to time by written notice from Borrower Agent to Agent given with the Compliance Certificate) is a complete and accurate list of all Material Contracts of each Loan Party and each of its Subsidiaries, showing the parties, subject matter and term thereof. To the knowledge of the Borrowers, there exists no default under such Material Contract by any party thereto.
(dd)    [Reserved].
(ee)    Business Plan. The Business Plan and the Financial Statements delivered to Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Loan Parties’ best estimate of their and their Subsidiaries’ future financial performance.
(ff)    Affiliate Transactions. Except as specified in Schedule 8.23, no Loan Party is a party to or bound by any material agreement or arrangement (whether oral or written) to which any Affiliate of a Borrower is a party.
(gg)    Sanctions; Anti-Money-Laundering Laws; Anti-Corruption Laws. Each Loan Party has complied with Sanctions since April 24, 2019, except as set forth on Schedule 6.1(gg), and, subject to Section 7.23, has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Sanctions. Each Loan Party is and has been during the past five (5) years been in compliance with Anti-Money Laundering Laws in all material respects and Anti-Corruption Laws in all respects. No Loan Party has received any communication or notice of any action, suit, proceeding or investigation from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. None of any Borrower, any Subsidiary, or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers, or employees, and to the knowledge of each Borrower, any person acting on behalf of a Borrower or any Subsidiary in connection with this Agreement, is a Sanctioned Person.
(hh)    [Reserved].
(ii)    Eligible Receivables and Eligible Unbilled Receivables. As to each Receivable that is identified by Borrowers as an Eligible Receivables or Eligible Unbilled Receivables in a Borrowing Base Certificate submitted to Agent, such Receivable is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (ii) owed to a Borrower without any claimed defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than as permitted under the definition of Eligible Receivables and Eligible Unbilled Receivables and as noted on the Borrowing Base Certificate, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria implemented after the date of delivery of such Borrowing Base Certificate) as required in the definition of Eligible Receivables and Eligible Unbilled Receivables.
(jj)    [Reserved].
(kk)    Beneficial Ownership Certification. As of the Closing Date, in the event a Beneficial Ownership Certification is required to be delivered on the Closing Date and as of the date that any Beneficial Ownership Certification is delivered pursuant to Section 5.1(j), the information included in such Beneficial Ownership Certification is true and correct in all respects.

(ll)    Employee Relations. No Loan Party knows of any pending or threatened in writing strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(mm)    Data Security; Privacy.
(i)    Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party or any of its Subsidiaries has lost or had stolen any cardholder account information, information related to cardholder accounts (including social security numbers) or merchant information resulting from failure of Navan information security controls and (ii) each Loan Party and each of its Subsidiaries has complied with all applicable laws, requirements of Governmental Authorities related to data security, and the protection, use, storage, handling and processing of personal information, including credit card information.
(ii)    Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (i) each applicable Loan Party and each of its Subsidiaries has complied with all Requirements of Law related to data security, and the protection, use, storage, handling and processing of Personal Information, (ii) each applicable Loan Party and each of its Subsidiaries has implemented and is in compliance with technical and organizational measures to assure the integrity and security of (x) transactions executed through its gateway, platform and computer systems and (y) all confidential or proprietary data, including Personal Information, possessed or retained by or on behalf of any Loan Party or any of its Subsidiaries, (iii) there has been no actual or alleged breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by, or on behalf of, any Loan Party or any of its Subsidiaries involving data of merchants, suppliers, customers, clients, cardholders or other Persons and (iv) there have been no facts or circumstances that would require any Loan Party or any of its Subsidiaries to give notice to any merchants, suppliers, customers, clients, cardholders or other Persons of any actual or perceived data security breaches pursuant to the requirements of applicable Requirements of Law requiring notice of such a breach.
(iii)    Except as individually or in the aggregate would not reasonably be expected to have a Materially Adverse Effect, (i) the Loan Parties and their Subsidiaries are in compliance with all Requirements of Law, contractual obligations, and internal and published corporate policies and procedures governing the privacy, security, collection, use, storage, processing, disclosure, transmission, and sharing of all Personal Information, (ii) the Loan Parties and their Subsidiaries have provided all notices and obtained all consents as required by Requirements of Law, and (iii) no Person has brought any complaint, claim, or action against any Loan Party or any of its Subsidiaries regarding any alleged violation under Requirements of Law regarding their Personal Information.
(nn)    Centre of Main Interests. For the purposes of the Cross Border Insolvency Regulations 2006, the centre of main interest (as that term is used in those regulations) of each Borrower and Subsidiary is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in those regulations) in any other jurisdiction.

(oo)    Ranking. Each U.K. Borrower’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
ARTICLE VII
AFFIRMATIVE COVENANTS OF THE BORROWERS
Borrowers each covenant and agree that, until Payment in Full of all Obligations:
SECTION 7.1    Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, (b) use commercially reasonable efforts, and in all cases subject to their reasonable business judgment, to maintain in full force and effect all licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except to the extent that the failure to maintain any such right or interest could not reasonably be expected to have a Material Adverse Effect, and (c) continue in the same or reasonably related, ancillary or complementary lines of business as presently conducted by it, taken as a whole.
SECTION 7.2    Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets necessary to its business in good working order and condition (ordinary wear and tear, and casualty events that are not material, excepted) in accordance with its past operating practices, except to the extent that the failure to keep any such assets that do not constitute Collateral in good working order or condition could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.3    Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all U.S. federal and state income and other material Taxes imposed against them or any of their property, income or assets, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.
SECTION 7.4    Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any Environmental Laws, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.5    Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable and not Affiliates of a Loan Party, insurance in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property and casualty policies that cover Collateral and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrower Agent will furnish to Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall: (a) obtain certificates (where customary) and endorsements reasonably acceptable to Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’(or such shorter period as Agent agrees in its discretion) prior written notice thereof by the insurer to Agent; and (c) deliver to Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor. If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, Agent, if Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account or any other account of Borrowers with Agent for same, and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrowers shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.
SECTION 7.6    Books and Records; Inspections.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect holders of Equity Interests, Subsidiaries and other Affiliates of the Loan Parties.
(b)    The Loan Parties shall provide Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations with respect to the Collateral, and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. Borrowers shall reimburse Agent for the reasonable and documented travel and related expenses of Agent’s employees or, at Agent’s option, of such outside accountants or examiners as may be retained by Agent to verify or inspect Collateral, records or documents of the Loan Parties; provided that, so long as no Default or Event of Default then exists, the number of field examinations for which Borrowers shall be liable for reimbursement to Agent hereunder shall be limited to one (1) field examination in each calendar year (increasing to two (2) field examinations during any Increased Reporting Period during such calendar year and the 12-month period immediately following such Increased Reporting Period), plus additional field examinations with respect to Receivables acquired or to be acquired in connection with any Permitted Acquisition or Permitted Investment that Borrowers elect to include in the Borrowing Base; provided, further, that the foregoing shall not operate to limit the number of inspections and field examinations that Agent may elect to undertake. If Agent’s own employees are used, Borrowers shall also pay such reasonable per diem allowance as Agent may from time to time establish, or, if outside examiners or accountants are used, Borrowers shall also pay Agent such sum as Agent may be obligated to pay as fees for such services. All such Obligations may be charged to the Loan Account or any other account of Borrowers with Agent or any of its Affiliates.
SECTION 7.7    Notification Requirements. The Loan Parties shall timely give Agent and each Lender the following notices and other documents:
(a)    Notice of Defaults. Promptly, and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.
(b)    Proceedings or Changes. Promptly, and in any event within five (5) Business Days after a Responsible Officer of a Loan Party becomes aware of (i) any proceeding being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority which, if adversely determined, could reasonably be expected to result in a liability in excess of $4,000,000 or (ii) any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.
(c)    Changes. (i) Promptly, and in any event within five (5) Business Days after a change of the legal name of any Loan Party, and (ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i)(B) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change.
(d)    ERISA Notices.
(i)    Promptly, and in any event within five (5) Business Days, after a Termination Event has occurred, or any similar event with respect to a Foreign Plan has occurred, in either case that could reasonably be expected to result in a Material Adverse Effect, a written statement of a Responsible Officer of Borrower Agent describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC, or in the case of an event with respect to a Foreign Plan, any Governmental Authority thereof with jurisdiction over such Foreign Plan.
(ii)    Promptly, and in any event within five (5) Business Days, after a Prohibited Transaction has occurred that could reasonably be expected to result in a Material Adverse Effect, a written statement of a Responsible Officer of Borrower Agent describing such Prohibited Transaction and any action that is being taken with respect thereto by any Loan Party, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC.
(iii)    Promptly, and in any event within five (5) Business Days, after the request of Agent (which may be made not more frequently than annually), each annual report (IRS Form 5500 series) and all accompanying schedules and the most recent actuarial reports of each Plan administered or maintained by any Loan Party, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party.
(iv)    Promptly, and in any event within five (5) Business Days, after any Loan Party knows that any Loan Party is or has become a Benefit Plan or that the assets of such Loan Party constitute Plan Assets.
(v)    Promptly, and in any event within five (5) Business Days, after receipt thereof by any Loan Party, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.
(e)    Material Contracts. Concurrently with the delivery of any Compliance Certificates delivered pursuant to Section 7.10(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate.
(f)    Environmental Matters.
(i)    Promptly provide notice of any Release of Hazardous Materials in any quantity reportable pursuant to Environmental Laws in relation to the business of, or from or onto real property owned or operated by, a Loan Party or any of its Subsidiaries, and
(ii)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, in each case which could reasonably be expected to result, individually or in the aggregate, in liability or involve remediation costs in excess of $2,500,000.
(g)    Insurance. Promptly, and in any event within ten (10) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.
(h)    Beneficial Ownership. Promptly, and in any event, within ten (10) Business Days after receipt by a Loan Party of notice or knowledge thereof, of any change in the information provided in the Beneficial Ownership Certification delivered to Agent or the Lenders that would result in a change to the list of beneficial owners identified in such certification.
SECTION 7.8    Casualty Loss. The Loan Parties shall (a) provide written notice to Agent, within five (5) Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by any Loan Party other than any such asset or property with a net book value (individually or in the aggregate) less than $5,000,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Loan Parties together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”), and (b) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.
SECTION 7.9    Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.10    Financial Reporting. Borrower Agent shall deliver to Agent and each Lender (or with respect to clauses (g), (h) and (i), as directed by Agent) the following:
(a)    Annual Financial Statements. (i) As soon as available, but not later than one hundred twenty (120) days after the end of each other fiscal year (beginning with the fiscal year ending January 31, 2025), but in any event no later than the date required to be delivered by applicable law after a Qualified IPO, (A) the annual audited and certified consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries for or as of the end of the prior fiscal year; provided that the consolidating Financial Statements shall not be audited and shall be internally prepared by the Borrowers; (B) a comparison in reasonable detail to the prior year’s audited Financial Statements; (C) if available, the Auditors’ opinion without Qualification, a “Management Letter” and a statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; and (D) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by the chief financial officer or controller of Borrower Agent and (ii) as soon as available, but no later than April 30, 2025, the audited Financial Statements of the Loan Parties and their Subsidiaries for the fiscal year ending January 31, 2024 as required above.
(b)    Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (provided that after the consummation of a Qualified IPO, such financial statements shall only be required to be delivered for the first three Fiscal Quarters of each Fiscal Year, (i) the interim unaudited consolidated Financial Statements of the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter and for the fiscal year to date, (ii) a comparison in reasonable detail to such fiscal quarter’s Financial Statements for the prior fiscal year and to the Business Plan, (iii) a certification by Borrower Agent’s chief financial officer, chief accounting officer or controller that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments), and (iv) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal quarter, prepared by the chief financial officer, chief accounting officer or controller of Borrower Agent.
(c)    Monthly Financial Statements. Upon the occurrence of an Increased Reporting Event and continuing until the end of the corresponding Increased Reporting Period, as soon as available, but not later than thirty (30) days after the end of each fiscal month, (i) the interim unaudited consolidated and consolidating Financial Statements of the Loan Parties and their Subsidiaries as at the end of such fiscal month and for the fiscal year to date, (ii) a comparison in reasonable detail to such fiscal month’s Financial Statements for the prior fiscal year and to the Business Plan, and (iii) a certification by Borrower Agent’s chief financial officer or controller that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).
(d)    Compliance Certificate. Regardless of whether the Covenant Transition Date occurred or whether a Covenant Trigger Event exists, together with delivery of the financial statements under clauses (a) and (b) above, a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by Borrower Agent’s chief financial officer or controller.
(e)    Borrowing Base Certificate, Etc.
(i)    Monthly, not later than the twentieth (20th) day of the following fiscal month, a certificate signed by the chief financial officer or controller of Borrower Agent substantially in the form of Exhibit I (a “Borrowing Base Certificate”), calculating the Borrowing Base and detailing the Eligible Receivables (Other), Eligible Receivables (Foreign), Eligible Receivables (Credit Supported), and Eligible Unbilled Receivables, containing a detailed calculation of Excess Availability as of the last day of the preceding fiscal month (or as of a more recent date as Agent may from time to time request), which shall be prepared by or under the supervision of the chief financial officer or controller of Borrower Agent and certified by such officer; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver the Borrowing Base Certificate and other reporting described above weekly, on the third (3rd) Business Day of each calendar week, as of the last Business Day of the preceding calendar week.
(ii)    At the discretion of Agent, for the purpose of preparing and delivering the Borrowing Base Certificate in accordance with this Section 7.10 (e), Borrower Agent shall (i) not later than 3 Business Days prior to the Borrowing Base Certificate delivery date referenced in Section 7.10(e)(i) above, simultaneously deliver to Agent and Collateral Services, Inc., a Delaware corporation, or a third party designee acceptable to Agent (in each case, a “Collateral Service Agent”), all of the data necessary to prepare the reporting required pursuant to Section 7.10(e)(i), (ii) permit Collateral Service Agent to process and analyze the Loan Parties’ data and produce and send to Agent and Borrower Agent a Borrowing Base Certificate and a list of ineligible Receivables (the “Ineligible List”) for the applicable time period intervals required under Section 7.10(e)(i). After Borrower Agent’s receipt and review of the Borrowing Base Certificate and Ineligible List produced by Collateral Service Agent, Borrower Agent shall forward to Agent the Borrowing Base Certificate and Ineligible List signed by a Responsible Officer of Borrower Agent.
(iii)    [Reserved]
(f)    [Reserved].
(g)    Agings.  Monthly, not later than the twentieth (20th) day of the following fiscal month, statements or agings, as applicable, of Borrowers’ Receivables and accounts payable, in scope and detail satisfactory to Agent, as of the last day of the preceding fiscal month; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver such report weekly, on the third (3rd) Business Day of each calendar week, as of the last Business Day of the preceding calendar week.
(h)    [Reserved].

(i)    Business Plan. Not later than forty-five (45) days after the commencement of each fiscal year of the Loan Parties, the Business Plan of the Loan Parties and their Subsidiaries certified by the chief financial officer or controller of Borrower Agent.
(j)    [Reserved].
(k)    SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority.
(l)    [Reserved].
(m)    KYC. Promptly provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” provisions of Anti-Money Laundering Laws and Beneficial Ownership Regulations.
(n)    Other Financial Information. Promptly after the request by Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.10(a), (b) and (k) shall be deemed to have been delivered on the date on which such documents are posted on a Borrower’s behalf to the Platform or any publicly accessible electronic platform to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent (such as any website maintained by the SEC)); provided that the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents described in this paragraph and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Agent. The Agent shall have no responsibility to monitor compliance by the Borrowers, and each Lender shall be solely responsible for timely accessing posted documents.
SECTION 7.11    Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.
SECTION 7.12    ERISA and Foreign Plans.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, (i) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Pension Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Pension Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC, except, in each of the foregoing clauses (i) through (iv), where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(b)    The Loan Parties shall ensure that no U.K. Loan Party is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.
SECTION 7.13    Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) conduct its business so as to comply in all material respects with and address all liabilities under all applicable Environmental Laws and obtain and renew all Permits required under Environmental Laws; (b) handle all Hazardous Materials in compliance with all Environmental Laws and take any Remedial Action required to abate any Release of Hazardous Materials at, on or under an real property required by a Governmental Authority or pursuant to any Environmental Laws; and (c) keep any property owned or operated by a Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.
SECTION 7.14    Intellectual Property. Subject to the Loan Parties’ reasonable business judgement, the Loan Parties shall, and shall cause each of their Subsidiaries to, use commercially reasonable efforts to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.
SECTION 7.15    Solvency. The Loan Parties and their Subsidiaries, on a consolidated basis taken as a whole, shall remain Solvent at all times.
SECTION 7.16    Expense Receivables. Borrowers and/or one or more of their Subsidiaries shall at all times maintain one or more limited or non-recourse warehouse or credit facilities secured by Expense Receivables and related assets. Such facility may be in the form of factoring, asset-based lending, securitization, accounts receivable financing, forward flow arrangement or other similar financing based on the financing or purchase of Expense Receivables. In the event all such financing facility(ies) mature, terminate or otherwise permanently cease to provide additional funding, Borrowers shall obtain and enter into a new financing facility of the type described above within 60 days (or such later date as approved by Agent) after such termination, maturity or cessation of funding.
SECTION 7.17    [Reserved].
SECTION 7.18    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws. Each of the Loan Parties shall comply with all applicable Sanctions and Anti-Corruption Laws in all respects, and with Anti-Money Laundering Laws in all material respects, and will maintain policies and procedures reasonably designed to promote and achieve compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
SECTION 7.19    Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Subsidiary after the Closing Date that is not an Excluded Subsidiary (including in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), within sixty (60) days of such event (or such later date as permitted by Agent in its discretion) (a) cause such new Subsidiary to provide to Agent (i) if Borrower Agent requests, subject to the consent of Agent, that such Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) a joinder to the Guaranty and Security Agreement, (b) to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary and such other security agreements, all in form and substance reasonably satisfactory to Agent, necessary to create the Liens intended to be created under the Security Documents; (c) [reserved], and (d) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, in form and substance consistent with legal opinions delivered on the Closing Date.
SECTION 7.20    Data Security. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, each applicable Loan Party will, and will cause each of its Subsidiaries to, (a) maintain and implement controls, policies, procedures, and technical safeguards to protect the privacy, security, and integrity of Personal Information, computer systems and processes as required by Requirements of Law and consistent with industry standards and practices and (b) use reasonable best efforts to prevent the unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data maintained or stored by it.
SECTION 7.21    Collateral Matters. (a) Each applicable Loan Party shall, upon demand by Agent, as promptly as practicable, use its commercially reasonable efforts to provide a Collateral Access Agreement for any location at which the Borrowers establish a headquarters after the Closing Date or such other location at which material books and records relating to the Collateral are located.
(b) Notwithstanding anything in this Agreement or the Collateral Documents to the contrary, no Loan Party shall be required to perfect the Agent’s security interests in jurisdictions outside of the United States, Canada or England & Wales, except as set forth in the definition of Account Debtor Approved Countries.
SECTION 7.22    Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.23 (or such longer time as Agent may agree in its sole discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.23.
SECTION 7.23    Principal Depository Bank. Within ninety (90) days (or such later date as the Agent may agree) after the Closing Date and at all times thereafter, Borrowers shall maintain Citibank, N.A. as their primary depository institution for all treasury and cash management needs; provided that U.K. Lloyds Accounts shall not be subject to this requirement, so long as the balance in each such account is transferred to a Deposit Account maintained at Citibank, N.A. at least once per week other than an aggregate amount of $100,000 which may be maintained in such accounts at all times.
SECTION 7.24    People with Significant Control Regime. (a) Within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.
SECTION 7.25    Booking of Intercompany loans between Borrowers. To the extent Revolving Credit Loans are made for the benefit of the U.K. Borrower based on the U.K. Borrowing Base within the first 12 month period after the Closing Date, and the proceeds of such Revolving Credit Loans are deposited to a Deposit Account of a U.S. Borrower or other U.S. Loan Party, the Borrowers shall financially book and document a corresponding intercompany loan from the U.K. Borrower to the applicable U.S. Loan Party in the amount of such Revolving Credit Loan.

SECTION 7.26    [***]
ARTICLE VIII
NEGATIVE COVENANTS
Borrowers each covenant and agree that, until Payment in Full of all Obligations:
SECTION 8.1    Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 8.1(b), and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within 30 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;
(d)    Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;
(e)    Indebtedness arising from agreements of any Loan Party or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such disposition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Loan Parties and their Subsidiaries in connection with such disposition;
(f)    Indebtedness comprised of Permitted Intercompany Advances;
(g)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;
(h)    Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that the Indebtedness so guaranteed is otherwise permitted by the terms hereof;
(i)    non-recourse Indebtedness of Liquid Labs or any SPV Entity arising under a Warehouse Facility and any Refinancing Indebtedness in respect of such Indebtedness;
(j)    Indebtedness incurred under the Term Loan Facility and any Refinancing Indebtedness in respect of such Indebtedness;

(k)    endorsement of negotiable instruments for deposit or collection in the ordinary course of business;
(l)    Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, (ii) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries, (v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance;
(m)    Indebtedness incurred under the Convertible Securities Agreement and any Refinancing Indebtedness in respect of such Indebtedness (plus any increase in the principal amount thereof as a result of capitalized interest or fees),
(n)    Indebtedness in respect of Existing Letters of Credit;
(o)    Convertible Securities with respect to Equity Interests of any Loan Party or its Subsidiaries issued by such Loan Party or Subsidiary after the Closing Date in an amount not to exceed $150,000,000; provided (i) no Event of Default shall have occurred and be continuing at the time of issuance of such Indebtedness and (ii) such Indebtedness shall at all times be subject to the terms of a subordination agreement in form and substance reasonably satisfactory to the Agent; provided, that, following a Qualified IPO, Convertible Securities with respect to this clause (o) shall be permitted in an amount not to exceed $500,000,000, and there shall be no requirement to comply with clause (ii) hereunder so long as the stated maturity of such Convertible Securities is at least 91 days following the Termination Date;
(p)    any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $5,000,000 at any one time;
(q)    unsecured Indebtedness incurred in connection with a Permitted Acquisition, in each case to the extent constituting indemnification obligations, working capital and purchase price adjustments or deferred payments of similar nature;
(r)    Indebtedness of Foreign Subsidiaries (other than any Foreign Subsidiary that is a Loan Party) in an aggregate principal amount, for all such Indebtedness pursuant to this clause (r), not to exceed $2,000,000 at any one time outstanding;
(s)    unsecured “bad acts” guarantees by a Borrower with respect to obligations of SPV Entities pursuant to Section 8.1(i) in connection with a Warehouse Facility so long as (i) each such guarantee is consistent with industry norms for such guarantees (as reasonably determined by the Borrower Agent) and (ii) no Event of Default has occurred as of the date that such guarantee is entered into;
(t)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(u)    (i) COVID Netherlands Loan in an amount not to exceed €6,000,000 and (ii) COVID French Loans in an amount not to exceed €200,000; and
(v)    Indebtedness of a Person (other than the Borrowers or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness under this clause (v) shall not exceed $2,000,000 at any time outstanding;
(w)    to the extent constituting or deemed to constitute Indebtedness, indebtedness in respect of SAFE instruments issued to Napean Trading and Investment Company (Singapore) Pte. Ltd. and one or more other accredited investors in an amount not to exceed $155,000,000 at any one time outstanding; provided, that such Indebtedness shall at all times be junior and subordinate to the Obligations; and
(x)    Indebtedness outstanding on the Closing Date with respect to bank guarantees and letters of credit issued by Lloyds Bank PLC for the benefit of U.K. Borrower.
SECTION 8.2    Contingent Obligations. Except as specified in Schedule 8.2, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, other than (a) indemnities given in connection with this Agreement or the other Loan Documents in favor of Agent and the Lenders, or (b) Contingent Obligations incurred, assumed or suffered in connection with any Indebtedness permitted under Section 8.1.
SECTION 8.3    Entity Changes, Etc. Each of Navan and R&M US will not change its business from a corporation that is incorporated in the State of Delaware. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, divide, merge, amalgamate or consolidate with any Person, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or enter into any partnership or joint venture, except:
(a)    any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, which are not Loan Parties, provided that when a wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person;
(b)    any Subsidiary which is not a Loan Party may dissolve, provided that all of the assets of such Subsidiary are distributed to any other Subsidiary;
(c)    any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person; and

(d)    in connection with any Investment permitted hereunder, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 7.20 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person.
SECTION 8.4    Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto, to the business of any Loan Party or any of its Subsidiaries as carried on as of the date hereof, taken as a whole.
SECTION 8.5    Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) except:
(a)    the sale by a Loan Party to Liquid Labs or any SPV Entity of Permitted Receivables Assets and related assets under a Warehouse Facility;
(b)    the sale all of the assets and equity of Alquemie Travel Pty Limited;
(c)    the sale or other disposition of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business (and not part of an accounts receivable financing, factoring or similar transaction);
(d)    the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;
(e)    sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;
(f)    licenses of Intellectual Property that do not interfere in any material respect with the business of the Loan Parties and their Subsidiaries;
(g)    sales and dispositions of assets or property that do not constitute assets of the type included in the calculation of the Borrowing Base and that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(h)    the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower Agent, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries;
(i)    sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (h) above so long as made at fair market value for at least 75% cash or Cash Equivalents and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed $2,500,000 and no Event of Default exists;
(j)    Permitted Capped Call Transactions and dispositions thereof;
(k)    Dispositions of Permitted Corporate Ventures;
(l)    Dispositions of property (i) by any Loan Party to any other Loan Party, (ii) by any Subsidiary (which is not a Loan Party) to any Loan Party, (iii) by any Subsidiary (which is not a Loan Party) to any Subsidiary that is not a Loan Party and (iv) by any Loan Party to any Subsidiary that is not a Loan Party, in the case of this (iv), to the extent permitted by clause (h) of Section 8.10;
(m)    Dispositions to an SPV Entity or third-party of Permitted Receivables Assets in connection with any Warehouse Financing);
(n)    Dispositions in connection with business charge card receivables arrangements in the ordinary course of business;
(o)    the sale, transfer, disposition or discount without recourse of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;
(p)    Restricted Payments, Investments and Liens explicitly permitted hereunder; and
(q)    sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (p) above so long such dispositions would not exceed $5,000,000 in any Fiscal Year and no Event of Default exists;
provided that, for the avoidance of doubt, nothing in this Section 8.5 shall limit or prohibit the issuance of equity interests by the Borrowers or any of their Subsidiaries.
SECTION 8.6    Use of Proceeds. Borrowers will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board. Borrowers shall not, directly or knowingly indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, in either case in violation of Sanctions; or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any party to this Agreement (including any Secured Party or other individual or entity participating in any transaction). The Borrowers shall not, and shall procure that its Subsidiaries and its respective directors, officers, employees, agents, and joint venture partners shall not fund, directly or knowingly indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person in violation of Sanctions.
SECTION 8.7    [Reserved].

SECTION 8.8    Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to (a) Intellectual Property, (b) Equity Interests or (c) any other assets other than, with respect to clauses (a)-(c), Permitted Liens.
SECTION 8.9    Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, (i) pay any dividends or make any distributions on or in respect of its Equity Interests, or (ii) purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or (iii) make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or (iv) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries, (clauses (i)-(iv), “Restricted Payments”); except the following:
(a)    a Subsidiary may declare, accrue and pay Restricted Payments to Borrowers or to another Subsidiary of Borrowers; provided, that Restricted Payments by a Loan Party shall be paid only to another Loan Party;
(b)    so long as no Event of Default has occurred and is continuing, within 12 months following the consummation of a Qualified IPO, the Borrower may declare distributions and pay dividends to, or repurchase or redeem its Equity Interests from, its public equity holders, in an amount not to exceed 6.00% of the net proceeds received by or contributed to the Borrower in or from such Qualified IPO;
(c)    Restricted Payments in connection with the repurchase of Convertible Securities with the proceeds of any substantially contemporaneous equity offering or convertible debt offering;
(d)    Restricted Payments in respect of, and other performance obligations in respect of any Permitted Capped Call Transaction;
(e)    Borrowers and each Subsidiary may (i) purchase common stock or common stock options of a Borrower from present or former directors, officers or employees, spouses or heirs of a Borrower or any Subsidiary upon the death, disability, divorce or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $3,000,000 per fiscal year (with unused amounts in any calendar year being carried over to the succeeding calendar year) and immediately after giving effect to such payment, no Default or Event of Default shall have occurred or be continuing, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests (other than Disqualified Equity Interests) of a Borrower;
(f)    during any taxable period (or portion thereof) in which a Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group of which a Borrower (or a direct or indirect parent of a Borrower) is the common parent, Subsidiaries of the Borrowers may make distributions to the Borrowers (and such Borrowers may make distributions to any direct or indirect parent of the Borrowers) to pay income Taxes and other similar Taxes attributable to the activities of the Borrowers and/or their Subsidiaries;

(g)    a Borrower may pay dividends or make distributions to any direct or indirect holding company of a Borrower to fund Public Company Costs and the payment of reimbursement of fees and expenses (including fees and expenses of attorneys, accountants and financial advisors but excluding underwriting commissions) incurred by any such holding company or their respective affiliates in connection with any Qualified IPO;
(h)    other Restricted Payments, so long as the Borrowers and their Subsidiaries are in compliance with the Payment Conditions;
(i)    repurchase of Equity Interests or other securities on a “cashless” or “net exercise” basis (and pay any Tax withholding obligations resulting from the repurchase on a “cashless” or “net exercise” of such Equity Interests or other securities) deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance (or the vesting thereof);
(j)    Restricted Payments made solely in the form of common Equity Interests of the Borrowers and their Subsidiaries;
(k)    Restricted Payments to redeem in whole or in part any of Equity Interests of a Borrower’s or its Subsidiaries’ for another class of a Borrower’s or its Subsidiaries’ Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that the only consideration paid for any such redemption is Equity Interests (other than Disqualified Equity Interests) of the Borrowers or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interests (other than Disqualified Equity Interests);
(l)    the repurchase fractional shares of a Borrower’s or its Subsidiaries’ Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options;
(m)    a Borrower and each Subsidiary may purchase common stock of a Borrower issued pursuant to "early exercisable" common stock options to former directors, officers, employees, consultants or other persons who performed services for a Borrower or any Subsidiary (or their heirs or spouses) ("Former Service Providers") upon the death, disability or termination of employment or service of such Former Service Provider, provided that the aggregate amount of payments made under this clause (m) shall not exceed the original purchase price of such common stock paid by the Former Service Provider;
(n)    [reserved]
(o)    So long as no Event of Default exists or will result from the payment thereof, other Restricted Payments in an aggregate amount for all such Restricted Payments not to exceed $1,000,000 per Fiscal Year.
SECTION 8.10    Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):
(a)    Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;
(b)    Investments in (i) cash and Cash Equivalents and (ii) any Investments in similar assets permitted by the Borrowers’ investment policy, if any, approved by the Borrower Agent’s board of directors, as adopted and amended from time to time;
(c)    Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;
(d)    advances under indemnity agreements entered into with employees, officers or directors of the Loan Parties entered into in the ordinary course;
(e)    loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries (including for travel, relocation and related expenses); provided that the aggregate amount of all such loans and advances does not exceed $1,500,000 at any time outstanding;
(f)    Permitted Hedging Agreements and Permitted Capped Call Transactions;
(g)    Permitted Acquisitions;
(h)    Permitted Intercompany Advances;
(i)    Investments consisting of joint ventures or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support (“Permitted Corporate Ventures”); provided that (A) Payment Conditions are satisfied or (B) any cash Investments pursuant to this clause do not exceed $5,000,000 in the aggregate in any fiscal year;
(j)    extensions of trade credit in the ordinary course of business;
(k)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(l)    Investments received in settlement of amounts due to any Borrower or its Subsidiaries effected in the ordinary course of business or owing to such Borrower or its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Borrower or its Subsidiaries;
(m)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 8.8;
(n)    promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 8.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(o)    [reserved];
(p)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;
(q)    Investments in any SPV Entity to the extent required by the terms and conditions of the applicable Warehouse Facility or resulting from the transfers of Permitted Receivables Assets in connection with a Warehouse Facility, so long as the Borrowers and their Subsidiaries are in compliance with the Permitted Acquisition Payment Conditions;
(r)    other Investments, so long as the Borrowers and their Subsidiaries are in compliance with the Payment Conditions; and
(s)    so long as no Event of Default exists or will result from the making thereof, other Investments in an aggregate amount for all such Investments not to exceed $1,000,000 per fiscal year.
SECTION 8.11    [Reserved].
SECTION 8.12    Fiscal Periods. The Loan Parties will not change their fiscal year from a year ending on January 31 without providing the Agent ten (10) Business Days advance notice thereof.
SECTION 8.13    Accounting Changes. The Loan Parties will not at any time make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP and so long as (i) if reasonably requested by either Agent or Borrower Agent, the Agent and Borrower Agent shall negotiate an amendment in good faith in light of, and as a condition to giving effect to, such change and (ii) Borrower Agent provides thirty (30) days’ prior written notice to Agent of any material change in accounting policies or reporting practices.
SECTION 8.14    [Reserved].
SECTION 8.15    ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, (i) engage in any Prohibited Transaction which could reasonably be expected to result in a material civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary is required to provide security to such Plan under ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code. No Loan Party will take any action, omit to take any action or permit any other party to take any action that would cause such Loan Party to become a Benefit Plan or to cause such Loan Party’s assets to constitute Plan Assets or “plan assets” subject to law that is substantially similar to Title I of ERISA or Section 4975 of the Code.
SECTION 8.16    [Reserved].
SECTION 8.17    Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries (other than any SPV Entity) to,
(a)    at any time make any prepayment of any Indebtedness, other than: (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) the incurrence of any Refinancing Indebtedness permitted by Section 8.1, (iii)  repayments of Convertible Debt with the proceeds of any substantially contemporaneous equity offering or convertible debt offering, (iv) regularly scheduled mandatory repayments of principal, premium and interest with respect to any Indebtedness incurred in compliance with Section 8.1, (v) payments required to be made under the Term Loan Credit Agreement, (vi) repayments in respect of the COVID Netherlands Loan and COVID French Loan, (vii) repayments permitted pursuant to the terms of an applicable intercreditor or subordination agreement to which the Agent is a party, and (viii) other prepayments of Indebtedness, so long as the Borrowers and their Subsidiaries are in compliance with the Payment Conditions.
(b)    directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt, except as expressly permitted in the Subordination Agreement applicable thereto.
(c)    directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Material Indebtedness (other than a Warehouse Facility) except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders; or
(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
(iii)    any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.
SECTION 8.18    Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction unless such transaction is for fair value and entered into on an arm’s-length basis and contains arm’s-length terms.
SECTION 8.19    [Reserved].
SECTION 8.20    [Reserved]

SECTION 8.21    Securities and Deposit Accounts. Subject to Section 7.23 of this Agreement, the U.S. Loan Parties will not (a) establish or maintain any securities account or deposit account (other than securities accounts or deposit accounts which constitute Excluded Property or Excluded Accounts) unless, pursuant to Section 2.7(c), Agent shall have received a Control Agreement, duly executed by the applicable Loan Party and the securities intermediary or depository bank parties thereto, in respect of such securities account or deposit account, and such accounts are in compliance with the requirements set forth in Section 2.7 or (b) transfer any financial assets from any securities account; provided that, so long as no Cash Dominion Period is in effect, the Loan Parties may (i) use such assets to the extent permitted by this Agreement, or (ii) sell or trade such assets in the ordinary course of business so long as the proceeds of such sales or trades are deposited into a Blocked Account, any other deposit account or a securities account, in each case, in respect of which Agent has received a Control Agreement duly executed by the applicable Loan Party and the securities intermediary or depository bank party thereto, or as otherwise permitted pursuant to this Agreement.
SECTION 8.22    Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent and pursuant to this Agreement) prohibiting or conditioning the creation or assumption of any Lien securing the Obligations upon any of its assets other than (a) those that are in effect as of the Closing Date, as shown on Schedule 8.22, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures; (e) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein; (f) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 8.8 or any agreement or option to Dispose any asset of any Borrower or is Subsidiaries, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed) or (g) any restriction pursuant to any Warehouse Financing, solely to the extent such restriction relates to Permitted Receivables Assets or the Equity Interests of any SPV Entity pledged thereunder.
SECTION 8.23    Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.23; (c) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate (other than the payment of management, consulting, monitoring, or advisory fees); provided, that with respect to any transaction or series of transactions involving aggregate payments or consideration in excess of $5,000,000, such transaction or series of transactions shall be approved by the Governing Body of Navan, (d) employment, indemnity and severance arrangements between the Borrowers and the Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (e) payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrowers (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrowers and the Subsidiaries and (f) an issuance, including, but not limited to, in connection with an exchange, of Equity Interests of the Borrowers (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Agreement adopted by the majority of the disinterested members of the board of directors or other governing body of the applicable Borrower approving such transaction.
ARTICLE IX
FINANCIAL COVENANTS
Until the Payment in Full of all Obligations:
SECTION 9.1    Minimum Liquidity. Each Borrower hereby covenants and agrees that, commencing on the Closing Date and continuing until (and including) the Covenant Transition Date, the Loan Parties and their Subsidiaries will maintain a minimum Liquidity in an amount equal to the sum of the Excess Cash Burn for the preceding four (4) Fiscal Quarter period, measured quarterly as of the last day of each fiscal quarter for which financial statements are required to be delivered pursuant to Section 7.10(b).
SECTION 9.2    Consolidated Fixed Charge Coverage Ratio. Each Borrower hereby covenants and agrees that, the Borrowers will maintain a Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of the four (4) Fiscal Quarter period ending on the last day of each fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers are required to deliver to Agent quarterly or annual Financial Statements pursuant to the terms of this Agreement and as of the last day of each four (4) Fiscal Quarter period ending during any Covenant Testing Period (including the last day thereof), of at least 1.00 to 1.00.
ARTICLE X
EVENTS OF DEFAULT
SECTION 10.1    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
(a)    any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or
(b)    there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in (i) Sections 2.4, 2.5(a), 2.5(b), 2.7 (with respect to any Loan Party), 7.1, 7.6, 7.7, 7.8, 7.10(d), 7.10(e), 7.11, 7.19, 7.20 or 7.23, Article 8, Article 9 or Section 12.7(a); (ii) Section 7.10(a) and such default continues for a period of ten (10) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower Agent or (y) written notice thereof from Agent to Borrower Agent, Section 7.10(b) or Section 7.10(c), and, in each case, such default continues for a period of five (5) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower Agent or (y) written notice thereof from Agent to Borrower Agent or (iv) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a), Section 10.1(b)(i) and Section 10.01(b)(ii)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower Agent or (y) written notice thereof from Agent to Borrower Agent; or
(c)    any Loan Party shall dissolve, wind up or otherwise cease to conduct its business, except as otherwise permitted hereunder; or
(d)    any Loan Party or any of its Subsidiaries (other than any SPV Entity) shall become the subject of an Insolvency Event; or
(e)    (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and taking into account all applicable cure or grace periods, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that (A) with respect to any default described in this clause (e) relating to Material Indebtedness of an SPV Entity, such default shall not shall constitute an Event of Default hereunder unless it continues for more than ten (10) Business Days, and (B) in addition, with respect to any Material Indebtedness of any Loan Party or any of its Subsidiaries, any Event of Default under this Section 10.1(e) caused by the occurrence of a breach or default under such other agreement (other than a breach or default caused by a Loan Party or any of its Subsidiaries (including the SPV Entity) becoming the subject of an Insolvency Event) shall be cured or waived for purposes of this Agreement upon the Agent receiving, within 30 days of such default, a written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of the Agent be materially less advantageous to the Borrower or any Guarantor; or
(f)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or
(g)    any judgment or order for the payment of money which, when taken together with all other then-outstanding judgments and orders rendered against the Loan Parties and their Subsidiaries (other than any SPV Entity) exceeds $2,500,000 in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged the claim and has not disputed coverage) and either (i) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) lawful enforcement proceedings are commenced upon such judgment, order, or award; or

(h)    a Change of Control shall occur; or
(i)    [reserved]; or
(j)    this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, first priority Lien on any material portion of the Collateral covered thereby; or
(k)    (i) any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; (ii) any Loan Party or any other party to a Loan Document shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or (iii) any Liens granted on any of the Collateral in favor of Agent shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document.
SECTION 10.2    Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, Agent may, or at the direction of the Required Lenders shall, take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against the Loan Parties:
(a)    Acceleration. To declare all Obligations (other than Bank Product Obligations) immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by each Loan Party.
(b)    Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit issued by any Letter of Credit Issuer shall be in their and its respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, and the Loan Parties shall continue to turn over all Collections to Agent pursuant to the terms of this Agreement.
(c)    Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 10.2(a) or otherwise at any time after the Termination Date, Borrowers shall at such time deposit in a cash collateral account established by or on behalf of Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of Agent and applied by Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to Borrowers or to such other Person as may be lawfully entitled thereto.
SECTION 10.3    Other Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC) and the Loan Documents, and Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Loan Parties’ Receivables or use (at the expense of Borrowers) such supplies or space of Borrowers at Borrowers’ places of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on Borrowers’ Receivables (in the name of Borrowers or Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.
(b)    The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by the Loan Parties. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make available to Agent the premises and facilities of each Loan Party for the purpose of Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party hereby grants Agent a license to enter and occupy any of the Loan Parties’ leased or owned premises and facilities, without charge, to exercise any of Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.4.

Notwithstanding anything to the contrary, contained herein, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, Agent in accordance with this ARTICLE X for the benefit of the Secured Parties.
SECTION 10.4    Licenses for Use of Software and Other Intellectual Property. Exercisable only during the course of an Event of Default, and subject to Agent’s compliance with the terms and conditions hereof, the Loan Parties hereby grant to Agent a perpetual (during the term of this Agreement and any Event of Default, if longer), irrevocable (so long as any Obligations remain outstanding and the Commitments are not terminated), nonexclusive, assignable and royalty-free license or other right to use, without charge, all Intellectual Property, websites and domain names, in each case that are owned by the Borrowers, but solely in connection with Agent’s exercise of remedies hereunder, and in all cases subject to the terms and conditions and Agent’s compliance with any prior rights or licenses granted with respect to such Intellectual Property, websites, and domain names. All use of any trademarks by Agent shall be consistent with the form and manner of any historic use of such trademarks by the Loan Parties and subject to ordinary and customary quality control, and all goodwill arising from such use shall inure to the sole benefit of the Loan Parties. Agent shall not do or take any action, or fail to do or take any action, which could cause any such Intellectual Property, websites, or domain names to become invalid, unenforceable, canceled, dedicated to the public, or otherwise impaired in any manner.
SECTION 10.5    Post-Default Allocation of Payments.
(a)    Allocation to Obligations. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:
(i)    first, to all Lender Group Expenses owing to Agent by Borrowers (including attorneys’ fees) in its capacity as Agent and any Protective Advances and Overadvances made by Agent;
(ii)    second, to all Lender Group Expenses owing to Letter of Credit Issuers and the Lenders by Borrowers;
(iii)    third, to all amounts owing to Swingline Lender on Swingline Loans;
(iv)    fourth, to all amounts owing to Letter of Credit Issuers with respect to that portion of the Obligations which constitutes unreimbursed draws under Letters of Credit issued at the request of Borrowers;
(v)    fifth, to all Obligations constituting fees (other than amounts which constitute Bank Product Obligations);
(vi)    sixth, to all Obligations constituting interest (other than amounts which constitute Bank Product Obligations);
(vii)    seventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit issued at the request of Borrowers;

(viii)    eighth, to all other Obligations (other than Bank Product Obligations) constituting principal;
(ix)    ninth, to all other Obligations (other than Bank Product Obligations);
(x)    tenth, up to the amount (after taking into account any amounts previously paid pursuant to this clause (x) during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve with respect to Bank Products, to Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable on account of the Bank Product Obligations; and
(xi)    eleventh, to all other Bank Product Obligations; and
(xii)    finally, to the Borrowers.
SECTION 10.6    No Marshaling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of Agent’s expenses related thereto), shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrowers shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.
SECTION 10.7    Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of Borrowers. Borrowers also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 10.8    Further Rights of Agent and the Lenders. If Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any Tax, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts so paid by Agent shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.
SECTION 10.9    Interest and Letter of Credit Fees After Event of Default. Borrowers agree and acknowledge that the additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Advances and to the Letter of Credit Issuers to cause Letters of Credit to be issued hereunder and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.
SECTION 10.10    Receiver.
(a)    In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers.
(b)    Any receiver (which term as used in this Agreement includes a receiver and manager) appointed by Agent shall be vested with all rights and remedies which could have been exercised by Agent in respect of each Loan Party or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The choice of receiver and its remuneration are within the sole and unfettered discretion of Agent.
(c)    Any receiver appointed by Agent shall act as agent for Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for each Loan Party. The receiver may sell, lease, or otherwise dispose of Collateral as agent for a Loan Party or as agent for Agent as Agent may determine in its discretion. Each Loan Party agrees to ratify and confirm all actions of the receiver acting as agent for such Loan Party, and to release and indemnify the receiver in respect of all such actions.
(d)    Agent, in appointing or refraining from appointing any receiver, shall not incur any liability to the receiver, a Loan Party or otherwise and is not responsible for any misconduct or negligence of such receiver.
SECTION 10.11    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI
THE AGENT
SECTION 11.1    Appointment of Agent.
(a)    Each Lender hereby designates Citibank as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.
(b)    The provisions of this Article are solely for the benefit of Agent and the Lenders, and except as expressly set forth herein, no Loan Party shall have any rights as third party beneficiaries or otherwise with respect to any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.
SECTION 11.2    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of their respective officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.
SECTION 11.3    Lack of Reliance.
(a)    Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.
(b)    No Obligation. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrowers and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.
SECTION 11.4    Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

SECTION 11.5    Reliance. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.
SECTION 11.6    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent and each of their affiliates, directors, officers and employees to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, or their respective affiliates, directors, officers or employees in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.
SECTION 11.7    Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include Citibank in its individual capacity. Agent and each of their Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
SECTION 11.8    Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
SECTION 11.9    Successor Agent.
(a)    Resignation. Agent may, upon twenty (20) Business Days’ notice to the Lenders and Borrowers, resign by giving written notice thereof to the Lenders and Borrowers. If, at the time that Agent’s resignation is effective, it is acting as Letter of Credit Issuer or Swingline Lender, such resignation shall also operate to effectuate its resignation as Letter of Credit Issuer or Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.
(b)    Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders may appoint a successor agent, which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor which, so long as no Event of Default then exists, shall be subject to the written approval of Borrower Agent, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after Borrower Agent’s receipt of notice of a proposed successor agent. Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Agent unless an Event of Default exists.
(c)    Removal of Agent. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as Agent and, in consultation with the Borrower, appoint a successor thereto.
(d)    Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.
SECTION 11.10    Collateral Matters.
(a)    Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.
(b)    Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or other dispositions of Collateral hereunder, as set forth in Section 11.10(c) or (iii) if the release can be and is approved by the Required Lenders. Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.
(c)    Sale of Collateral. Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request (or such shorter period as Agent may agree to in its sole discretion) by Borrower Agent, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.
(d)    No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, Agent may act in any manner it may deem appropriate, in its sole discretion, given Citibank’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.
SECTION 11.11    Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.
SECTION 11.12    Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.
SECTION 11.13    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 11.14    Erroneous Payment.
(a)    If Agent notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party such Lender or Letter of Credit Issuer (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party such Lender or Letter of Credit Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender, Letter of Credit Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 11.14(b).
(c)    Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, Letter of Credit Issuer or Secured Party from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (a), from any Lender or Letter of Credit Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Letter of Credit Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with the Borrower Agent) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Letter of Credit Issuer shall deliver any Notes evidencing such Loans to the Borrower Agent or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender or Letter of Credit Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Letter of Credit Issuer shall cease to be a Lender or Letter of Credit Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Letter of Credit Issuer and (iv) Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Agent may, in its discretion, sell any

Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Letter of Credit Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender or Letter of Credit Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Letter of Credit Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Letter of Credit Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 11.15    Appointment of Agent as security trustee.
For the purposes of any Liens created under a U.K. Security Document, the following additional provisions shall apply, in addition to the provisions set out in this ARTICLE XI or otherwise hereunder.
(a)    In this Section 11.15, the following expressions have the following meanings:
“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.
“Charged Property” means the assets of a Loan Party subject to a security interest under a U.K. Security Document.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).
(b)    The Lenders appoint the Agent to hold the security interests constituted by the U.K. Security Documents on trust for the Lenders on the terms of the Loan Documents and the Agent accepts that appointment.

(c)    The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
(d)    Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Loan Party.
(e)    The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)    The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)    The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of that person.
(h)    The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)    The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.
(j)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the U.K. Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)    Each Lender confirms its approval of the U.K. Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Lenders under the U.K. Security Documents.
(l)    The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)    Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Documents and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)    Except to the extent that a U.K. Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a U.K. Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.
(o)    On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Loan Parties) execute any release of the U.K. Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.
(p)    The Agent shall not be liable for:
(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a U.K. Security Document;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing a U.K. Security Documents.
(q)    The Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or a U.K. Security Documents;
(ii)    hold in its own possession a U.K. Security Document, title deed or other document relating to the Charged Property or a U.K. Security Document;
(iii)    perfect, protect, register, make any filing or give any notice in respect of a U.K. Security Document (or the order of ranking of a U.K. Security Document), unless that failure arises directly from its own gross negligence or wilful misconduct; or
(iv)    require any further assurances in relation to a U.K. Security Document.
(r)    In respect of any U.K. Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(s)    In respect of any U.K. Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.
(t)    Every appointment of a successor Agent under a U.K. Security Document shall be by deed.
(u)    Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.
(v)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.
(w)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be 80 years from the date of this Agreement.
(x)    This Section 11.15 shall be governed by English law.

ARTICLE XII
GENERAL PROVISIONS
SECTION 12.1    Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To Agent:
Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attn.:     Asset Based Portfolio Manager
Email:
With a copy to:
Holland & Knight LLP
400 South Hope Street, 8th Floor
Los Angeles, California 90071
Attn.: Hamid Namazie

To Borrower Agent or any Borrower:	Navan, Inc. 3045 Park Blvd Palo Alto, CA 94306 Attention: Amy Butte and Howard Baik

With a copy to (which shall not constitute notice): Paul Hastings LLP 200 Park Avenue New York, New York 10166 Attention: Rich Davis and Rachel Gray-Pundir

To any Lender:	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto
Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
SECTION 12.2    Delays; Partial Exercise of Remedies. No delay or omission of Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.
SECTION 12.3    Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of Borrowers have matured, each Lender and its Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrowers or any of their Affiliates against any and all of the Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, the Letter of Credit Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.
SECTION 12.4    Indemnification; Reimbursement of Expenses of Collection.
(a)    Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrowers will indemnify, defend and hold harmless Agent, each Lender, each Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental

Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by or liability of such Borrower, its business or any of its owned or occupied properties, pursuant to any Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any owner or member of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound; provided that this indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnified Party or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnified Party or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates or (z) settlements effected without the Borrower Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), but if settled with the Borrower Agent’s written consent, or if there is a judgment against an Indemnitee in any such Proceeding, the Borrowers shall jointly and severally indemnify and hold harmless such Indemnified Party to the extent and the manner set forth above. This Section 12.4(a) shall not apply with respect to: (i) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; or (ii) recoverable VAT.
(b)    In addition, Borrowers shall, upon demand, pay to each of Agent, the Letter of Credit Issuers and the Lenders all Lender Group Expenses incurred by each of them.
(c)    If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.
(d)    Borrowers’ obligations under Sections Section 4.3, Section 4.10, Section 4.12, Section 4.12 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.
SECTION 12.5    Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), or consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower Agent on behalf of each Borrower and/or other Loan Party party thereto and the Required Lenders (or by Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Borrower Agent on behalf of each Borrower and/or other Loan Party party thereto and all the Lenders, do any of the following at any time: (a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders”, “Super Majority Lenders” or “Pro Rata Share”; (c) amend Section 2.14, or this Section 12.5; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or Letters of Credit or any fees or other amounts payable hereunder; (e) postpone any date on which any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable hereunder is required to be made; (f) extend the stated expiry date of any Letter of Credit beyond the Termination Date (except as provided in 2.13(a) hereof); (g) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents as of the Closing Date); (h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents as of the Closing Date); (i) contractually subordinate any of Agent’s Liens on all or substantially all of the Collateral (except as expressly provided in the Loan Documents as of the Closing Date) or contractually subordinate with respect to payment any Obligations (other than with respect to debtor-in-possession financings, or for subordinated Indebtedness that is offered on a pro rata basis to all Lenders); or (j) amend any of the provisions of Section 10.5 or any other provision governing the order or application of payments or prepayments; provided, further, that no amendment, waiver or consent shall increase any advance rates under the definition of Borrowing Base or otherwise change the definition of Borrowing Base or any of the component definitions thereof (in each case, provided that the foregoing shall not impair the ability of Agent to add, remove, reduce or increase reserves against the Aggregate Revolving Credit Commitment, the Borrowing Base, the Eligible Receivables (Other), the Eligible Receivables (Foreign), the Eligible Receivables (Credit Supported) and Eligible Unbilled Receivables, in accordance with Section 2.1(b)) to the extent that any such change results in more credit being available to Borrowers based upon the Borrowing Base, without the written consent of the Super Majority Lenders; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, increase the amount of or extend the expiration date of any Commitment of such Lender, (ii) the Letter of Credit Issuers, in addition to the Lenders required above, take any action that affects the rights or duties of the Letter of Credit Issuers under this Agreement or any other Loan Document, (iii) the Swingline Lender, in addition to the Lenders required above, take any action that affects the rights or duties of the Swingline Lender, and (iv) Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (x) any of the matters governed by Section 12.5(d) and (e) that affect such Lender and (y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.
SECTION 12.6    Nonliability of Agent and Lenders. The relationship between and among Borrowers, Agent, and the Lenders shall be solely that of borrower, agent, and lender, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor Agent undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.
SECTION 12.7    Assignments and Participations.
(a)    Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b)    Lender Assignments. Each Lender may, with the consent of Agent (not to be unreasonably withheld) and, so long as no Event of Default then exists, Borrower Agent (which such consent of Borrower Agent (x) shall not be unreasonably withheld, conditioned or delayed, (y) shall be deemed to be given if Borrower Agent has not objected by written notice to Agent within ten (10) Business Days after having received notice thereof and (z) shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate or Approved Fund of a Lender, provided that, if such Lender, Affiliate or Approved Fund of a Lender (1) intends to lend to the U.K. Borrower and (2) is a U.K. Treaty Lender, that Lender, Affiliate or Approved Fund of a Lender holds a valid passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to this Agreement), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to Agent for its account of $3,500. No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Section 4.3, Section 4.11, Section 4.12, Section 4.12 and Section 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)    Agent’s Register. Agent, acting solely for this purpose as a non-fiduciary agent, shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. It is intended that the Register be maintained such that Loans are in “registered form” for the purposes of the Code. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, Agent will give prompt notice thereof to Borrower Agent. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent a new Note to the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.
(e)    Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates and Approved Funds may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or Approved Funds or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates or Approved Funds, which loans to the Lenders or their Affiliates or Approved Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates and Approved Funds to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.
(f)    Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents (in each case, other than to a Disqualified Institution (unless an Event of Default has occurred and is continuing, in which case this restriction shall not apply)). Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.3, Section 4.11, Section 4.12 and 12.412.4 as if it were a Lender (it being understood that the documentation required under Section 4.12(h) shall be delivered to the participating Lender), provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender and shall not be entitled to receive any greater payment under Section 4.12, with respect to any participation, than its participating

Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or the other Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code, including Section 5f.103-1(c) of the United States Treasury Regulations (or its successor). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.
(g)    Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.
(h)    Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(i)    Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(j)    Disqualified Institutions; No Agent Responsibility. Upon the request of any Lender, Agent may, and the Borrowers will, make the list of Disqualified Institutions under clauses (i), (ii) and (iii) of the definition thereof available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof. Notwithstanding anything to the contrary herein, each Loan Party and each Lender acknowledges and agrees that Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution or an Eligible Assignee and Agent shall not have any liability with respect to any assignment or participation made to any Disqualified Institution (regardless of whether the consent of Agent is required thereto), and none of the Loan Parties, any Lender or their respective Affiliates or Approved Funds will bring any claim to such effect.
(k)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, each Letter of Credit Issuer, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
SECTION 12.8    Counterparts; Electronic Execution. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (or other Loan Document) by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement (or other Loan Document). The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement (or other Loan Document) and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12.9    Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
SECTION 12.10    Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrowers to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.
SECTION 12.11    Borrower Agent; Borrowers, Jointly and Severally.
(a)    Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.
(b)    Attorney. Each Borrower hereby irrevocably designates Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, including amendments, waivers and consents of the Loan Documents, on behalf of such Borrower or Borrowers, collectively, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Agent.
(c)    Co-Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither the Lenders nor Agent shall incur any liability to Borrowers as a result thereof. To induce Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and the Lenders and holds Agent and the Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from

Borrower Agent or any other action taken by Agent or any Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.
(d)    Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.
(e)    Joint and Several Obligations. Each Borrower’s liabilities in respect of the Obligations shall at all times be joint and several and shall be absolute and unconditional irrespective of: (i) any lack of validity, regularity or enforceability of this Agreement or any other Loan Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; (iv) any failure on the part of Agent or any Lender or any other Person to exercise, or any delay in exercising, any right under this Agreement or any other Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of Borrowers, any Guarantor or any other guarantor with respect to the Obligations (including all defenses based on suretyship or impairment of collateral, and all defenses that any of Borrowers may assert to the repayment of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Agreement and the obligations of Borrowers under this Agreement. The joint and several liabilities of Borrowers hereunder shall remain in full force and effect until the Obligations have been Paid in Full.
(f)    Anything contained in this Agreement to the contrary notwithstanding, the amount of the Obligations for which each Borrower is jointly and severally liable hereunder shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s obligations under this Agreement (or the amount thereof) to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder shall be limited to the maximum amount of the Obligations that could be incurred by such Borrower without rendering such Borrower’s obligations under this Agreement invalid or unenforceable under such applicable law.
SECTION 12.12    Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.
SECTION 12.13    LIMITATION OF LIABILITY. NEITHER AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY

WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.
SECTION 12.14    GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.
SECTION 12.15    SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY AGENT TO ENABLE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. THE LOAN PARTIES AGREE THAT THEY WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY AGENT OR ANY LENDER. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.
SECTION 12.16    [RESERVED].
SECTION 12.17    JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, AGENT, AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, AGENT, OR THE LENDERS OR ANY OF THEIR

RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.
SECTION 12.18    Agent Titles. Each Lender, other than Citibank, that is designated (on the cover page of this Agreement or otherwise) by Citibank as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
SECTION 12.19    Publicity. With Borrower Agent’s prior written consent, Agent may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos); and Agent will consult with the Borrowers in connection with the substance and information contained in any article or press release, and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.
SECTION 12.20    No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.
SECTION 12.21    Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, accountants, auditors, legal counsel, other advisors and other representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to (i) any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties; (g) with the consent of Borrowers; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. With Borrower Agent’s prior written consent, Agent or the Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials and league table purposes, as provided in Section 12.19. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

SECTION 12.22    PATRIOT Act Notice. Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, Agent and each Lender is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and each Lender to identify it in accordance with the PATRIOT Act.
SECTION 12.23    U.K. Know Your Customer.
(a)    If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Loan Party after the date of this Agreement; (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or (iv) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Document.
(b)    Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
SECTION 12.24    Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.
SECTION 12.25    Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.
SECTION 12.26    Platform.
(a)    The Borrowers agree that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Letter of Credit Issuers and the Lenders by posting the Communications on the Platform.
(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the

Communications or the Platform. In no event shall Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein that is distributed to Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 12.27    Right to Cure. Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and the Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of Borrowers with Agent or the amounts thereof, such amounts to be repayable by Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.
SECTION 12.28    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 12.29    Injunctive Relief; Time. Each Loan Party recognizes that, in the event that any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and the Lenders and, therefore, Agent and the Lenders, if Agent or any Lender so requests, shall be entitled to temporary and permanent injunctive relief as provided by applicable law in any such case without the necessity of proving that actual damages are not an adequate remedy. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.
SECTION 12.30    Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 12.31    Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 12.32, the following terms have the following meanings:
(c)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(d)    “Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iv)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(v)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 12.32    Acceptable Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Agent for the benefit of Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Acceptable Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Acceptable Intercreditor Agreement, on the other hand, the terms and provisions of the Acceptable Intercreditor Agreement shall control, and (iii) each Lender (and, by its acceptance of the benefits of any Security Document, each other Secured Party) hereunder authorizes and instructs the Agent to execute the Acceptable Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURE PAGE(S) FOLLOW.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

U.S. BORROWERS:

NAVAN, INC., a Delaware corporation

By:	/s/ Amy Butte
Name: Amy Butte
Title: Chief Financial Officer

REED & MACKAY TRAVEL INC.,
a Delaware corporation

By:	/s/ Guy Bennett
Name: Guy Bennett
Title: Global Finance Director

U.K. BORROWER:

REED & MACKAY TRAVEL LIMITED, a company incorporated under the laws of England with registration number 00963087, having its registered address at Nexus Place, 25 Farringdon Street, London, EC4A 4AF

By:	/s/ Guy Bennett
Name: Guy Bennett
Title: Director

GUARANTORS:

REED & MACKAY HOLDINGS LIMITED, a company incorporated under the laws of England with registration number 05577881, having its registered address at Nexus Place, 25 Farringdon Street, London, EC4A 4AF

By:	/s/ Guy Bennett
Name: Guy Bennett
Title: Director
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

NAVAN LABS UK LIMITED, a company incorporated under the laws of England with registration number 11250234, having its registered address at 81-87 High Holborn, London, United Kingdom, WC1V 6DF

By:	/s/ Howard Baik
Name: Howard Baik
Title: Director
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

AGENT:

CITIBANK, N.A.

By:	/s/ Nathan Hamsik
Name: Nathan Hamsik
Title: Director
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

LENDER:

CITIBANK, N.A.

By:	/s/ Nathan Hamsik
Name: Nathan Hamsik
Title: Director
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

LENDER:

BARCLAYS BANK PLC

By:	/s/ Adam Schroeder
Name: Adam Schroeder
Title: Vice President
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

LENDER:

BNP PARIBAS

By:	/s/ Zachary Kaiser
Name: Zachary Kaiser
Title: Director

By:	/s/ Margarita Boulankova
Name: Margarita Boulankova
Title: Managing Director
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE

CITIZENS BANK, N.A.:

BNP PARIBAS

By:	/s/ Alex D’Alessandro
Name: Alex D’Alessandro
Title: SVP
CREDIT AGREEMENT
(CITIBANK, N.A. | NAVAN)
SIGNATURE PAGE